EXHIBIT 10.2

              INTEGRATED DEFENSE TECHNOLOGIES, INC.

              AMENDED AND RESTATED CREDIT AGREEMENT

          This CREDIT AGREEMENT is dated as of October 31, 2002 and entered into by and among INTEGRATED DEFENSE TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF OR PARTY FROM TIME TO TIME HERETO (each individually referred to herein as a "Lender" and collectively as "Lenders"), CANADIAN IMPERIAL BANK OF COMMERCE, acting through one or more of its agencies, branches or affiliates ("CIBC"), as administrative agent for Lenders (in such capacity, "Administrative Agent").

                         R E C I T A L S

          WHEREAS, Borrower is the borrower under that certain Credit Agreement (the "Existing Credit Agreement") dated as of February 27, 2002 among Borrower, CIBC, as administrative agent, General Electric Capital Corporation, as co-syndication agent, Credit Lyonnais New York Branch, as co-syndication agent and co-lead arranger, CIBC World Markets Corp., as lead arranger, and certain other lenders named therein (the "Existing Lenders");

          WHEREAS, Borrower desires to continue the Loans outstanding under the Existing Credit Agreement, increase the amount of the Loans and acquire through its wholly-owned subsidiary Signia-IDT, Inc. ("Newco") substantially all of the assets of the Gaithersburg, Maryland division of BAE Systems Aerospace Electronics Inc. (the "Target") for approximately $146,000,000 (the "Acquisition") through the credit facility contemplated hereby;

          WHEREAS, Lenders, at the request of Borrower, have agreed to extend certain credit facilities to Borrower, in the aggregate original principal amount of $262,525,000, the proceeds of which will be used (a) to complete the Acquisition and the amendment and restatement of the Existing Credit Agreement (collectively, the "Transactions") and (b) thereafter, to provide financing for general corporate purposes of Borrower and its Subsidiaries, including working capital, capital expenditures, refinancing, acquisitions and investments made in accordance with the terms hereof;

          WHEREAS, Borrower may increase the original principal amount of the credit facility contemplated hereby, at Lead Arranger's and Borrower's mutual discretion, in an aggregate amount of up to $45,000,000 at any time on or before the date that is two years after the Effective Date in accordance with the terms hereof;

          WHEREAS, Borrower desires to continue to secure all of the Obligations hereunder and under the other Loan Documents by continuing and confirming the grant to Administrative Agent, on behalf of Lenders, of a First Priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of each of its domestic Subsidiaries (including Newco) and all of the non-voting and 65% of the voting Capital Stock of its foreign Subsidiaries (if any);

          WHEREAS, all of the domestic Subsidiaries of Borrower party to the Subsidiary Guaranty have agreed to continue and confirm their guarantee of the Obligations hereunder and under the other Loan Documents and to continue and confirm their prior grant to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their real, personal and mixed property, including a pledge of all of the Capital Stock of each of their domestic Subsidiaries (if any) and 65% of the voting and 100% of the non-voting Capital Stock of their respective foreign Subsidiaries (if any) to secure their guaranties;

          WHEREAS, Newco has agreed to guarantee the obligations hereunder and under the other Loan Documents and to secure its guaranty by granting to Administrative Agent on behalf of Lenders, a First Priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of each of its domestic Subsidiaries (if any) and 65% of the voting and 100% of the non-voting Capital Stock of their respective foreign Subsidiaries (if any);

          WHEREAS, for ease of reference and clarity, Borrower, Administrative Agent, and the Existing Lenders and Lenders that are not Existing Lenders ("New Lenders") desire to amend and restate the Existing Credit Agreement in its entirety (i) to provide for new credit facilities to Borrower and (ii) to make certain other amendments to the terms and provisions of the Existing Credit Agreement, all on the terms and conditions set forth in this Agreement; and

          WHEREAS, it is the intent of the parties that this Agreement shall not cause a novation or repayment of any of the indebtedness or obligations of Borrower under the Existing Credit Agreement or other loan documents executed in connection therewith (collectively, the "Existing Loan Documents"), nor shall it extinguish, discharge, terminate or impair Borrower's indebtedness or obligations or Administrative Agent's or any Lender's rights or remedies under the Existing Credit Agreement and the other Existing Loan Documents except to the extent expressly provided for herein; in addition, this Agreement shall not release, limit or impair in any way the priority of any security interests and liens held by Administrative Agent for the benefit of Lenders against any assets of Borrower or its Subsidiaries arising under the Existing Credit Agreement or the other Existing Loan Documents.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Administrative Agent agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 1.     DEFINITIONS

       1.1     Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings:

              "Accounts" means all present and future rights of Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered (including any such rights evidenced by instruments or chattel paper), whether due or to become due, whether now existing or hereinafter arising and wherever arising, and whether or not they have been earned by performance.

              "Acquisition" has the meaning assigned to that term in the Recitals.

              "Acquisition Agreement" means that certain Asset Purchase Agreement by and among Seller, IDT Acquisition Co. and Borrower, dated as of September 12, 2002, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Acquisition Consideration" means the aggregate Cash consideration paid to Seller in connection with the Acquisition.

              "Additional Mortgaged Property" has the meaning assigned to that term in subsection 6.9A.

              "Additional Mortgages" has the meaning assigned to that term in subsection 6.9A.

              "Adjusted LIBOR" means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the rate per annum obtained by dividing (x) the rate of interest equal to (a) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period and appearing on Moneyline Telerate Screen 3750 at or about 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, or (b) if such a rate does not appear on Moneyline Telerate Screen 3750, the average of the rates per annum at which Dollar deposits in immediately available funds are offered to CIBC in the interbank LIBOR market as at or about 10:00 A.M. (New York City time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and for a period approximately equal to such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

              "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

              "Administrative Agent's Office" means (i) the office of Administrative Agent located at CIBC, 425 Lexington Avenue, New
York, NY 10017, or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrower and each Lender.

              "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

              "Affected Loans" has the meaning assigned to that term in subsection 2.6C.

              "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person. Notwithstanding the foregoing, neither Administrative
Agent nor any Lender shall be deemed to be an Affiliate of any of the Loan Parties.

              "Agents" means collectively, Administrative Agent and any documentation agent or syndication agent appointed under this Agreement.

              "Agreement" means this Amended and Restated Credit
Agreement dated as of October 31, 2002.

              "Alabama Mortgage" means the Mortgage, Security
Agreement, Assignment of Rents and Leases and Fixture Filing
(Alabama), executed by Enterprise Electronics Corporation on the Original Closing Date in favor of Administrative Agent.

              "Applicable Base Rate Margin" means, as at any date of determination, with respect to any Type of Loan that is a Base
Rate Loan, a percentage per annum equal to the Applicable LIBOR
Margin for such Type of Loan less 1.00%.

              "Applicable LIBOR Margin" means with respect to Revolving Loans, Tranche A Term Loans and Tranche B Term Loans that are LIBOR Loans, a percentage per annum as set forth below opposite the applicable Consolidated Total Leverage Ratio:

           Consolidated      Revolving Loan        Tranche B
          Total Leverage     and Tranche A      Applicable LIBOR
              Ratio         Applicable LIBOR         Margin
                                 Margin
        -----------------   -----------------  ------------------
        greater than or          3.00%               4.00%
        equal to
        3.00:1.00

        less than                2.75%               4.00%
        3.00:1.00 but
        greater than or
        equal to 2.50:1.00

        less than                2.50%               4.00%
        2.50:1.00
        but greater than
        or equal to
        2.00:1.00

        less than                2.25%               4.00%
        2.00:1.00
        but greater than
        or equal to
        1.50:1.00

        less than                2.00%               4.00%
        1.50:1.00


              "Applied Amount" has the meaning assigned to that term in subsection 2.4B(iv)(b).

              "Approved Fund" means any fund that invests (in whole or in part) in commercial loans or any other fund that is managed or advised by a Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

              "Asset Sale" means the sale (in any single transaction or related series of transactions) by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its wholly-owned domestic Subsidiaries of (i) any of the Capital
Stock of any of Borrower's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries (other than (a) Inventory sold in the ordinary course of business, (b) Capital Stock of Borrower, and (c) sales of assets from Borrower or any of its Subsidiaries to Borrower or any Subsidiary Guarantor).

              "Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit XII annexed hereto.

              "Assignment and Assumption Agreement and Bill of Sale" means that certain Assignment and Assumption Agreement and Bill of Sale by and among Seller and Newco, dated as of October 31, 2002, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Assignment of Patents" means that certain Assignment of Patents by and among Seller and Newco, dated October 31, 2002, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

              "Base Rate" means, at any time, the higher of (i) the Reference Rate and (ii) the rate which is one-half of 1% in excess of the Federal Funds Effective Rate.

              "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

              "Borrower" has the meaning assigned to that term in the introductory paragraph to this Agreement.

              "Borrowing Base" means (i) the sum of (a) 90% of the face amount of Eligible Accounts Receivable, (b) 50% of the lower of the cost or fair market value of Eligible Inventory, and (c) 50% of the face amount of Eligible Unbilled Accounts Receivable less (ii) the amount of the obligations secured by Permitted Encumbrances on such Eligible Accounts Receivable, Eligible Unbilled Accounts Receivable or Eligible Inventory.

              "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 4.1T or subsection 6.1(i).

              "Business Day" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with Adjusted LIBOR or any LIBOR Loan, any day that (a) is a Business Day described in clause (i) above, and (b) is a day for trading by and between banks in Dollar deposits in the London Interbank Market.

              "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

              "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

              "Cash" means money, currency or a credit balance in a Deposit Account.

              "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition ("Government Obligations"), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of
(y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank") in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody's.

              "Certificate re: Non-Bank Status" means a certificate substantially in the form of Exhibit XXI annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection
2.7B(iii).

              "CEC" means Continental Electronics Corporation, a
Nevada corporation.

              "Change in Control" means the occurrence of any of the following events: (a) (i) any Person or two or more Persons acting in concert (other than Veritas and its Affiliates) shall have acquired beneficial ownership, directly or indirectly, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over, Voting Stock of Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of Borrower, and (ii) such Person or Persons acting in concert have beneficial ownership of more
Voting Stock of Borrower than Veritas and its Affiliates, (b) individuals who were members of the board of directors of Borrower on the Effective Date, together with any other individuals whose nomination or election to the board of directors was approved by a majority of the members of the board of directors then in office, fail to constitute a majority of the members of the board of directors of Borrower then in office, or
(c) a "change in control" (as such term is defined therein) shall occur as provided in any agreement with respect to Subordinated Indebtedness. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.

              "Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral
Documents as security for the Obligations.

              "Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any Inventory of any Loan Party, substantially in the form of
Exhibit XVI annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

              "Collateral Account" has the meaning assigned to that term in the Security Agreement.

              "Collateral Documents" means the Security Agreement, the Mortgages, the Existing Deposit Account Control Agreement, the Deposit Account Control Agreement, the Instruments of Assignment, the Master Confirmation and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

              "Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

              "Compliance Certificate" means a certificate substantially in the form of Exhibit IX annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iv).

              "Conforming Leasehold Interest" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

              "Consolidated Capital Expenditures" means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries. For purposes of this definition, (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be, (b) the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the Capital Stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower shall be included in Consolidated Capital Expenditures and (c) the portion which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries for software and related purchases of software, up to an aggregate maximum of $2,500,000 in each Fiscal Year, shall be excluded from Consolidated Capital Expenditures.

              "Consolidated Current Assets" means, as of any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash
Equivalents.

              "Consolidated Current Liabilities" means, as of any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases.

              "Consolidated EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of
(i) Consolidated Net Income, plus (ii) an amount that, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) losses (or minus gains) on the sale or disposition of assets outside the ordinary course of business, and
(D) depreciation, amortization expense and other non-cash, non-recurring extraordinary charges reducing Consolidated Net Income plus (iii) management fees to the extent paid as permitted by subsection 7.10A(iii), plus (iv) on a one-time basis, costs and expenses incurred by the Loan Parties in connection with the Transactions, plus (v) for the period commencing with the Fiscal Quarter ending December 31, 2002 through the end of the Fiscal Quarter ending December 31, 2003 an amount equal to $1,400,000
(and the parties expressly agree that such amount shall not be added back for any purposes for any measurement date after December 31, 2003) (it being understood that any amount which under clause (ii)(D) above was added back to Consolidated EBITDA during any period but was paid in cash during a subsequent period will reduce Consolidated EBITDA to the extent of such payment in such subsequent period), all of the foregoing components as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided that in calculating any such items for purposes of Consolidated Total Leverage Ratio for such period, any Asset Sales or other acquisitions or dispositions of assets during such period shall have been deemed to have occurred on the first day of such period.

              "Consolidated Excess Cash Flow" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA (determined by adding back thereto any amount deducted in the calculation of Consolidated Net Income that was paid, incurred or accrued in violation of any of the provisions of this Agreement) and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures, (c) Consolidated Interest Expense, (d) the provision for current taxes based on income of Borrower and its Subsidiaries and payable in Cash with respect to such period, (e) management fees to the extent paid as permitted by subsection 7.10A(iii) and bank fees paid by Borrower in connection with the Transactions to the extent not deducted in determining
Consolidated EBITDA, (f) for the period commencing with the Fiscal Quarter ending December 31, 2002 through the end of the Fiscal Quarter ending December 31, 2003 an amount equal to $1,400,000 (and the parties expressly agree that such amount shall not be subtracted for any purposes for any measurement date after December 31, 2003) and (g) severance and other costs and expenses related to the restructuring of certain operations of Borrower's Subsidiaries in an aggregate amount not to exceed $7,500,000 to the extent excluded in determining Consolidated Net Income.

              "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of
(i) Consolidated Interest Expense, (ii) Cash payments for taxes based on income, and (iii) all scheduled principal payments to be made by Borrower or any of its Subsidiaries (whether or not such payments are actually made) on all Indebtedness of Borrower and its Subsidiaries (including the principal component of all Capital Leases), all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

              "Consolidated Interest Expense" means, for any period, total cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Effective Date.

              "Consolidated Net Income" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, without giving effect to any non-cash losses as a result of impairment of goodwill to the extent required by Statement of Financial Accounting
Standards No. 142; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary,
(iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (v) severance and other costs and expenses related to the restructuring of certain operations of Borrower's Subsidiaries in an aggregate amount not to exceed $7,500,000, (vi) (to the extent not included in clauses
(i) through (v) above) any net extraordinary gains or net non-cash extraordinary losses, and (vii) (to the extent not included in clauses (i) through (vi) above) any net income (or loss) of Borrower's Subsidiaries in connection with operations of Borrower's Subsidiaries that were discontinued on or before the Effective Date.

              "Consolidated Net Worth" means, as at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Borrower and its Subsidiaries on a consolidated basis determined in conformity with GAAP, without giving effect to any non-cash losses (i) as a result of impairment of goodwill to the extent required by Statement of Financial Accounting Standards No. 142 or (ii) as a result of severance and other costs and expenses related to the restructuring of certain operations of Borrower's Subsidiaries in an aggregate amount not to exceed $7,500,000.

              "Consolidated Rental Payments" means, for any period, the aggregate amount of all rents paid or payable by Borrower and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Borrower or any of its Subsidiaries is a party as lessee.

              "Consolidated Total Debt" means, as at any date of determination, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries other than the face amount of performance letters of credit where the conditions to drawing have not been met less the amount of Cash and Cash Equivalents in excess of $500,000.

              "Consolidated Total Leverage Ratio" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated
Total Debt as of the last day of such Fiscal Quarter, to
(b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

              "Consolidated Working Capital" means, as of any date of determination, the excess (or deficit) of Consolidated Current
Assets over Consolidated Current Liabilities.

              "Consolidated Working Capital Adjustment" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

              "Consultant" has the meaning assigned to that term in subsection 6.7C.

              "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

              "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any Material Contract to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

              "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

              "Deed of Conveyance" means that certain Deed of Conveyance, dated as of October 31, 2002, relating to the real property and improvements thereon located at 700 Quince Orchard Road, Gaithersburg, Maryland 20878, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Deposit Account" means a demand, time, savings, passbook, brokerage or similar account maintained with a Person or securities intermediary engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

              "Deposit Account Control Agreement" means (i) the Deposit Account Control Agreement executed and delivered by Borrower, Administrative Agent and the financial institution at which a Deposit Account is maintained, substantially in the form of Exhibit XX annexed hereto or (ii) an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution at which a Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges Administrative Agent's security interest in such Deposit Account, and agrees that the financial institution will comply with instructions originated by Administrative Agent as to disposition of funds in the Deposit Account, without further consent by Borrower or any Subsidiary and waives its right to set off with respect to amounts in the Deposit Account.

              "Dollars" and the sign "$" mean the lawful money of the United States of America.

              "Effective Date" means the date on or before November 25, 2002 on which the conditions precedent set forth in Section
4.1 have been satisfied or waived.

              "Effective Date Mortgage" means collectively, the New Mortgages and the Existing Mortgages.

              "Effective Date Mortgage Policies" means collectively, the New Mortgage Policies and the Existing Mortgage Policies.

              "Effective Date Mortgaged Properties" means collectively, the New Mortgage Properties and the Existing
Mortgage Properties.

              "Eligible Accounts Receivable" means, as at any date of determination, the total face amount of those invoiced Accounts of Borrower and the Subsidiary Guarantors consisting of ordinary trade accounts receivable owned by Borrower and the Subsidiary Guarantors, payable in Cash in Dollars on delivery or at a future date and arising out of the final sale of Inventory or the provision of services in the ordinary course of business of Borrower and the Subsidiary Guarantors; provided that in determining the eligibility of Eligible Accounts Receivable for Borrower and the Subsidiary Guarantors, there shall be excluded
(to the extent included above):

              (i) Accounts with respect to which more than 120 days have elapsed since the invoice date;

              (ii) Accounts with respect to which the Account debtor is a director, officer, shareholder, employee or an Affiliate of Borrower if the terms of such Accounts are less favorable to Borrower or any such Subsidiary than those which might be obtained at the time from a Person who is not such a director, officer, shareholder, employee or an Affiliate;

              (iii) Accounts with respect to which the Account debtor is the United States of America or any department, agency or instrumentality thereof, except for those Accounts as to which Borrower or any such Subsidiary has assigned its right to payment thereof to the Administrative Agent, and the assignment has been acknowledged pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. 3727); provided, however, that until the date that is 180 days after the Effective Date, such Accounts shall not be excluded on the basis that the assignment has not been acknowledged pursuant to the Assignment of Claims Act of 1940; and provided further, however, if a Government Contract to which any such Account relates is required to be novated in accordance with applicable laws, an aggregate amount of up to $10,000,000 of such Accounts shall not be excluded on the basis that a valid and effective Instrument of Assignment and notice of assignment have not been executed and delivered and an acknowledgement has not been received;

              (iv) Accounts with respect to which the Account debtor is not a resident of the United States or Canada, unless the Account debtor has supplied Borrower or any such Subsidiary with (a) an irrevocable commercial letter of credit, issued by a financial institution, or (b) credit insurance, in each case in form and substance satisfactory to the Administrative Agent;

              (v) Accounts with respect to which the Account debtor has asserted a counterclaim, allowance, deduction, or right to set off or which is otherwise unearned or disputed, including Accounts which reflect "barter" activity;

              (vi) Accounts with respect to which the Administrative Agent, on behalf of Lenders and the Issuing Lender, does not have a valid, First Priority Lien or which are not free of all Liens or other claims of all other Persons other than Liens permitted under this Agreement;

              (vii) Accounts with respect to which the Account debtor is the subject of bankruptcy or a similar insolvency proceeding, or has made an assignment for the benefit of creditors, whose assets have been conveyed to a receiver or trustee, or who has failed or suspended or gone out of business;

              (viii) Accounts with respect to which the Account debtor's obligation to pay the Account is conditional upon the Account debtor's approval or otherwise subject to return rights with respect to the goods purchased giving rise to any such Account (other than return rights based on product warranties in the ordinary course of business);

               (ix) Accounts which are not in full force and effect or do not constitute legal, valid and binding obligations of the Account debtor enforceable against the Account debtor in accordance with their terms;

               (x) Accounts with respect to which the terms or conditions prohibit or restrict assignment or collection rights;

               (xi) Accounts with respect to which the Account debtor is located in New Jersey which exceed, individually or in the aggregate, $150,000, unless Borrower or such Subsidiary has filed, or is exempt from filing, a Notice of Business
     Activities Report with the New Jersey Division of Taxation for the then current year;

               (xii) Accounts with respect to which the Account debtor is a supplier or a creditor of Borrower or any of its Subsidiaries up to an amount equal to the amount owed by Borrower and its Subsidiaries to such Account debtor;

               (xiii)Accounts evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments (a) have been delivered to and are in the possession of the Administrative Agent, or (b) the aggregate amount of such Accounts is not greater than $50,000;

               (xiv) Accounts (if any) created in connection with any sale where payment is due on delivery of Inventory sold until the Inventory is actually delivered; and

               (xv)  Accounts which fail to meet such other
     specifications and requirements as may from time to time to be established by the Administrative Agent in its reasonable discretion.

              "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds, lease financing companies and investment funds and any Approved Funds; (B) a Lender, an Affiliate of a Lender, or an Approved Fund; or (C) any other Person (other than a natural Person) approved by (1) Administrative Agent, (2) in the case of any assignment of a Revolving Loan, Issuing Lender, and (3) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction, or (y) an Event of Default or Potential Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that no Affiliate of Borrower shall be an Eligible Assignee. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

              "Eligible Inventory" means, as at any date of determination, the gross dollar value (valued at the lower of cost (on a "first-in, first-out" basis) or fair market value) of all Inventory owned by Borrower and the Subsidiary Guarantors, less appropriate reserves determined in accordance with GAAP applied on a consistent basis; provided that in determining the eligibility of Eligible Inventory for Borrower and the Subsidiary Guarantors, there shall be excluded (to the extent included above):

              (i) Inventory with respect to which the Administrative Agent, on behalf of Lenders and the Issuing Lender, does not have a valid, First Priority Lien or which are not free of all Liens or other claims of all other Persons other than Liens permitted under this Agreement;

              (ii) Inventory that fails to meet standards for sale or use imposed by Governmental Authorities having a regulatory authority over such Inventory or its use or sale;

              (iii) Inventory that is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value);

              (iv) Inventory that is not in the possession and control of Borrower or a Subsidiary Guarantor (including a common carrier under a bill of lading in such Person's name), and if located in a warehouse or other facility leased by Borrower or any of the Subsidiary Guarantors, the warehouseman or lessor has not delivered to Administrative Agent a lien waiver or subordination in such form, if any, as may be requested by the Administrative Agent; and

               (v) Inventory consisting of materials, supplies and work in process.

              "Eligible Unbilled Accounts Receivable" means all Accounts from Government Contracts or a prime contractor on a Government Contract that would otherwise be Eligible Accounts Receivables and with respect to which the sale of Inventory has occurred or the rendering of services has been performed and the payment obligations therefore are owing but which have not yet been invoiced in the ordinary course of business.

              "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3.3 of ERISA, which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

              "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

              "Environmental Indemnity" means the Environmental Indemnity Agreement executed and delivered by Borrower and the domestic Subsidiaries of Borrower on the Original Closing Date, substantially in the form of Exhibit XVII annexed hereto as confirmed by the Master Confirmation.

              "Environmental Indemnity Counterpart" means the
Counterpart for Additional Indemnitors attached as Exhibit A to the Environmental Indemnity.

              "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Governmental Authority relating to
(i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or
(iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42
U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

              "ERISA" means the Employee Retirement Income Security
Act of 1974.

              "ERISA Affiliate" means, as applied to any Person
(i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period (but attributable to the period such entity was an ERISA Affiliate of such Person or such Subsidiary) for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

              "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, unless the failure is cured within two Business Days after such failure; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective
ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA;
(v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA
Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which would give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan any of which would constitute a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue
Service of final determination of the failure of any Pension Plan
(or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal
Revenue Code which cannot be remedied; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension
Plan.

              "Event of Default" means each of the events set forth in Section 8.

              "Exchange Act" means the Securities Exchange Act of 1934.

              "Existing Credit Agreement" has the meaning assigned to that term in the Recitals.

              "Existing Deposit Account Control Agreement" means the Deposit Account Control Agreement executed and delivered by Borrower, Administration Agent and First Union National Bank on the Original Closing Date.

              "Existing Instruments of Assignment" means the Instruments of Assignment executed and delivered variously by Borrower or its Subsidiaries on the Original Closing Date.

              "Existing Lenders" has the meaning assigned to that term in the Recitals.

              "Existing Loan Documents" has the meaning assigned to that term in the Recitals.

              "Existing Mortgage" means each of the Florida Mortgage, the Alabama Mortgage and the Texas Deed of Trust.

              "Existing Mortgage Policies" has the meaning assigned to that term in subsection 4.1N(v).

              "Existing Mortgaged Properties" has the meaning assigned to that term in subsection 4.1N(ii).

              "Facilities" means all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

              "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

              "Financial Plan" has the meaning assigned to that term in subsection 6.1(xii).

              "First Amendment to Alabama Mortgage" means the First Amendment to the Mortgage, Security Agreement, Assignment of
Rents and Leases and Fixture Filing (Alabama), executed by
Enterprise Electronics Corporation in favor of Administrative
Agent.

              "First Amendment to Florida Mortgage" means the First Amendment to the Mortgage, Security Agreement, Assignment of
Rents and Leases and Fixture Filing (Florida), executed by Metric
Systems Corporation in favor of Administrative Agent.

              "First Amendment to Texas Deed of Trust" means the First Amendment to the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Texas), executed by Continental Electronics Corporation in favor of the trustee named therein for the benefit of Administrative Agent as beneficiary.

              "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

              "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

              "Fiscal Year" means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

              "Flood Hazard Property" means an Effective Date
Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

              "Florida Mortgage" means the Mortgage, Security
Agreement, Assignment of Rents and Leases and Fixture Filing
(Florida), executed on the Original Closing Date by Metric
Systems Corporation in favor of Administrative Agent.

              "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

              "Funded Debt", as applied to any Person, means (a) all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof, other than (i) any performance letters of credit (i.e., letters of credit which can be drawn upon only if Borrower or any of its Subsidiaries fails to comply with or perform under any material provision of any contract) issued for the account of such Person, (b) all Funded Debt of others of the type referred to in clause (a) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Contingent Obligations of such Person with respect to Funded Debt of the type referred to in clause (a) above of another Person and
(d) Funded Debt of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

              "Funding Date" means the date of the funding of a Loan.

              "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

              "Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

              "Governmental Authority" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

              "Governmental Authorization" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Governmental
Authority.

              "Government Contract" means (i) any contract entered into between Borrower or any of its Subsidiaries and the government of the United States of America, the District of Columbia, or any department, agency or instrumentality thereof and (ii) any contract entered into between Target and the government of the United States of America, the District of Columbia, or any department, agency or instrumentality thereof that is being assigned, transferred or otherwise acquired by Newco in connection with the Acquisition.

              "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws);
(ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which poses a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

              "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

              "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

               "Increasing Lenders" has the meaning assigned to that term in subsection 2.1A(iv).

              "Indebtedness", as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made without regard to any original issue discount relating thereto, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,
(g) all Contingent Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedge Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (1) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but not including any Indebtedness payable to the United States Armed Forces. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

              "Indemnitees" has the meaning assigned to that term in subsection 10.3.

              "Instruments of Assignment" means collectively, the Existing Instruments of Assignment and the New Instruments of
Assignment.

              "Intellectual Property" means (i) all trademarks, service marks, designs, logos, indicia, tradenames, trade dresses, corporate names, business names, fictitious business names and/or other source and/or business identifiers and applications pertaining thereto, used in or necessary for the conduct of the business of Borrower or any of its Subsidiaries that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries, including the trademarks identified in Schedule 5.5C (all the foregoing being referred to herein collectively as the "Trademarks"); and all goodwill associated therewith (the "Associated Goodwill") relating to the Trademarks; (ii) all registrations that have been or may hereafter be issued or applied for on the Trademarks in the United States and any state thereof and in foreign countries (the "Trademark Registrations");
(iii) all patents and patent applications and rights and interests in patents and patent applications that are used in or necessary for the conduct of the business of Borrower or its Subsidiaries that are material to the condition (financial or otherwise), business or operations of Borrower or any of its Subsidiaries, including the patents and patent applications listed in Schedule 5.5C, and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the "Patents") and all Associated Goodwill related to such Patents; (iv) various published and unpublished works of authorship, including, computer programs, computer data bases, other computer software, including, without limitation, object code and source code, mask works, semiconductor chips, masks, trade secrets, trade secret rights, ideas, drawings, designs, writings, know-how, techniques, processes and formulas, used in or necessary for the conduct of the business of Borrower or any of its Subsidiaries that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries (all the foregoing being referred to herein collectively as the "Copyrights") and all Associated Goodwill relating to such Copyrights; (v) all copyright registrations issued to Borrower or any of its Subsidiaries for any copyright registrations that have been issued or applied for on the Copyrights in the United States and any state thereof and in foreign countries (all the foregoing being referred to herein collectively as the "Copyright Registrations") and all Associated Goodwill relating to such Copyright Registrations and (vi) all common law and other rights in and to the Copyrights (including all copyright licenses) in the United States and any state thereof and in foreign countries used in or necessary for the conduct of the business of Borrower or its Subsidiaries that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries (all of the foregoing being referred to herein collectively as the "Copyright Rights") and all Associated Goodwill relating to such Copyright Rights.

              "Interest Payment Date" means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest
Period and in the case of each Interest Period of twelve months, to the extent a Lender is willing to so provide pursuant to subsection 2.2B, "Interest Period" shall also include the date that is three months, six months and nine months after the commencement of such Interest Period.

              "Interest Period" has the meaning assigned to that term in subsection 2.2B.

              "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

              "Interest Rate Determination Date", with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

              "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

              "Inventory" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

              "Investment" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other
Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person other than Borrower or any of its Subsidiaries, of any equity
Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or
(iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

              "IP Collateral" means, collectively, the Collateral consisting of rights in or to Intellectual Property under the Security Agreement.

              "Issuing Lender" means, with respect to any Letter of Credit, the Lender who agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection
3.1B(iii).

              "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

              "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, (iii) to the matters contained in a Collateral Access Agreement, and (iv) to such other matters relating to such Leasehold Property as Administrative Agent may reasonably request.

              "LC Reimbursement Amount" has the meaning assigned to that term in subsection 3.3B.

              "Lead Arranger" means CIBC World Markets Corp.

              "Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property.

              "Lender" and "Lenders" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

              "Letter of Credit" or "Letters of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Borrower or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Borrower or any of its Subsidiaries, (iii) the obligations of third party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Borrower or any of its Subsidiaries, and
(v) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

              "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Borrower.

              "LIBOR Loans" means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

              "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

              "Loan" or "Loans" means one or more of the Tranche A Term Loans, Tranche B Term Loans or Revolving Loans or any combination thereof.

              "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty, the Master Confirmation and the Collateral Documents.

              "Loan Party" means each of Borrower and any of Borrower's Subsidiaries from time to time executing a Loan
Document, and "Loan Parties" means all such Persons, collectively.

              "Margin Determination Certificate" means an Officer's Certificate of Borrower delivered (a) with respect to each Fiscal Quarter (other than each fourth Fiscal Quarter), together with the three most recent financial statements required pursuant to subsection 6.1(ii), and (b) with respect to each fourth Fiscal Quarter, within 45 days of the last day of such fourth Fiscal Quarter, setting forth in reasonable detail the Consolidated
Total Leverage Ratio that is applicable as of the last day of the fiscal period for which such financial statements and Officer's Certificate are being delivered.

              "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve
System as in effect from time to time.

              "Maryland Landlord's Estoppel Certificate" means that certain Landlord's Estoppel Certificate, dated September 19,
2002, by and among Robert E. Hawkins, Joan O. Hawkins and Seller relating to the leased property located at the "Sugarland" Sod
Farm situated on the north side of Route 107, Poolsville, Maryland, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Maryland Lease Assignment and Assumption Agreement" means that certain Lease Assignment and Assumption Agreement by and among Seller and Newco, dated November 1, 2002, relating to the leased property located at the "Sugarland" Sod Farm situated on the north side of Route 107, Poolsville, Maryland, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Maryland Property" has the meaning assigned to that term in subsection 4.1M(ii).

              "Master Confirmation" means the Acknowledgement and Consent to be executed and delivered by Borrower and the Subsidiary Guarantors on the Effective Date, substantially in the form of Exhibit XXIV annexed hereto.

              "Material Adverse Effect" means any act, omission, situation, circumstance, event or undertaking which could reasonably be expected to have, singly or in any combination with one or more other acts, omissions, situations, circumstances, events or undertakings, a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower and its Subsidiaries taken as a whole, (b) the value of the whole or any material part of the Collateral, or the enforceability or priority of the security interest in the Collateral, (c) the respective ability of Borrower or any of the other Loan Parties to perform any obligations under this Agreement or any other Loan Document to which it is a party, or
(d) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the rights or remedies of Administrative Agent or Lenders under or in connection with any Loan Document.

              "Material Contract" means any contract, indenture, mortgage, deed of trust, undertaking, agreement, instrument or other arrangement, whether written or oral, (a) having annual revenues in excess of $5,000,000, if Borrower or any of its Subsidiaries is a provider of services, and (b) having remaining payments in excess of $1,000,000, if Borrower or any of its Subsidiaries is the recipient of services, inventory, materials or other goods.

              "Material Leasehold Property" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Borrower or any of its Subsidiaries; provided, however, no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $500,000 shall be a "Material Leasehold Property".

              "Metric" means Metric Systems Corporation, a Florida corporation.

              "Minimum Amount" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

           		                           Multiples
                                   Minimum         in excess
           Type of Action          Amount           thereof
     -------------------------   ----------      -------------
     Conversion into Base Rate     $150,000          $50,000
     Loans

     Conversion into LIBOR       $1,000,000         $100,000
     Loans


              "Moody's" means Moody's Investors Service, Inc.

              "Mortgage" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XVII annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. "Mortgages" means all such instruments, including the Effective Date Mortgages and the Additional Mortgages.

              "Multiemployer Plan" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

              "Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

              "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

              "Net Pension Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(c).

              "Net Proceeds Amount" has the meaning assigned to that term in subsection 2.4B(iii)(g).

              "Net Securities Proceeds" means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Borrower or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Borrower.

              "Newco" has the meaning assigned to that term in the Recitals.

              "New Florida Property" has the meaning assigned to that term in subsection 4.1N(i).

              "New Instruments of Assignment" means the Instruments of Assignment to be executed and delivered by Borrower or any of its Subsidiaries on the Effective Date and from time to time thereafter, substantially in the form of Exhibit XXII annexed hereto.

              "New Lender" has the meaning assigned to that term in subsection 2.1A(iv).

              "New Mortgage" has the meaning assigned to that term in subsection 4.1N(i).

              "New Mortgage Policies" has the meaning assigned to that term in subsection 4.1N(iv).

              "New Mortgaged Properties" has the meaning assigned to that term in subsection 4.1N(i).

              "Non-US Lender" has the meaning assigned to that term in subsection 2.7B(iii)(a).

              "Notes" means one or more of the Tranche A Term Notes, Tranche B Term Notes or Revolving Notes or any combination thereof.

              "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

              "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

              "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit III annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection
3.1B(i) with respect to the proposed issuance of a Letter of Credit.

              "Obligations" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, whether contingent, direct or otherwise, including post-petition interest on such amounts accruing subsequent to, and interest that would have accrued but for, the commencement of a proceeding under the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding).

              "Officer" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

              "Officer's Certificate," as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; provided that every Officer's Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the Officer or Officers making or giving such Officer's
Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is reasonably necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

               "Operating Lease", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

              "Organizational Documents" means the documents
(including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

              "Original Closing Date" means March 4, 2002.

              "Participant" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

              "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

              "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

              "Permitted Acquisition" means an acquisition of assets or substantially all of the Capital Stock of any Person where (i) the acquired Person is in the same line of business as that of Borrower or any of its Subsidiaries on the Effective Date, (ii) after giving effect to such transaction, the Revolving Loan Commitments minus the Total Utilization of Revolving Loan Commitments is not less than $7,500,000, (iii) Borrower or any Subsidiary Guarantor is the surviving entity, (iv) a description of the acquisition shall have been delivered to Administrative
Agent prior to the consummation of the acquisition, (v) Borrower shall have demonstrated to Administrative Agent's reasonable satisfaction pro forma compliance (as of the date of the acquisition after giving effect to any Loans made or to be made in connection therewith) with the financial covenants contained in subsection 7.6 and a Consolidated Total Leverage Ratio at least .15 below the applicable ratio set forth in subsection 7.6B prior to consummating the acquisition, (vi) Borrower shall have demonstrated to Administrative Agent's reasonable satisfaction that the acquired Person has positive pro forma Consolidated
EBITDA for the most recent twelve month period then ended, (vii) Borrower shall have delivered to Administrative Agent copies of the most recent audited financial statements, if available, of the acquired Person, together with any other information that Administrative Agent may reasonably request, and (viii) no Potential Event of Default or Event of Default shall have occurred or be continuing both before and after giving effect to the acquisition.

              "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section
401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

              (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3A or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

              (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts which are not overdue for a period of more than 60 days or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien, and the aggregate amount of such Liens is less than $75,000;

              (iii) deposits in an aggregate amount not to exceed $75,000 made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

              (iv) deposits in an aggregate amount not to exceed $75,000 made in the ordinary course of business or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

              (v) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

              (vi) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

              (vii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

              (viii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

              (ix) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement; and

              (x)    matters contained in the Effective Date Mortgage Policies.

              "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

              "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Security Agreement.

              "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

              "Proceedings" means any action, suit, proceeding
(whether administrative, judicial or otherwise), governmental investigation or arbitration.

              "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders; and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing
(x) the sum of the Tranche A Term Loan Exposure, the Tranche B Term Loan Exposure and the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

              "PTO" means the United States Patent and Trademark
Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

              "Real Property Asset" means, at any time of determination, any interest then owned by any Loan Party in any real property.

              "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "Record Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

              "Reference Rate" means the rate that CIBC announces from time to time as its prime lending rate, as in effect from time to time. The Reference Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Reference Rate.

              "Register" has the meaning assigned to that term in subsection 2.1D(i).

              "Regulation D" means Regulation D of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

              "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

              "Related Agreements" means, collectively, the Acquisition Agreement, the Assignment and Assumption Agreement and Bill of Sale, the Assignment of Patents, the Maryland Landlord's Estoppel Certificate, the Maryland Lease Assignment and Assumption Agreement, the Texas Landlord's Consent to Assignment and Estoppel Certificate, the Texas Lease Assignment and Assumption Agreement and the Deed of Conveyance.

              "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

              "Requisite Lenders" means Lenders having or holding more than 50% of the sum of the aggregate Tranche A Term Loan
Exposures, Tranche B Term Loan Exposures and Revolving Loan
Exposures of all Lenders.

              "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

              "Revolving Lender" means a Lender that has a Revolving Loan Commitment and/or has an outstanding Revolving Loan.

              "Revolving Loan Commitment" means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection
2.1A(iii), and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate. The Revolving Loan
Commitments shall be recorded by Administrative Agent in the Register.

              "Revolving Loan Commitment Termination Date" means
March 4, 2007.

              "Revolving Loan Exposure" means, with respect to any Lender, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) if Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding
Letters of Credit or any unreimbursed drawings under any Letters of Credit.

              "Revolving Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(iii).

              "Revolving Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on the Effective Date, (ii) any promissory notes of Borrower issued pursuant to the last paragraph of subsection 2.1E relating to any increase in Revolving Loan Commitments made pursuant to subsection 2.1A(iv) and (iii) any promissory notes issued by Borrower pursuant to subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders and any replacements thereof, in each case substantially in the form of Exhibit VII annexed hereto.

              "S&P" means Standard & Poor's Ratings Group.

              "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

              "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

              "Security Agreement" means the Security Agreement executed and delivered by Borrower and its Subsidiaries on the Original Closing Date, substantially in the form of Exhibit XV annexed hereto as confirmed by the Master Confirmation.

              "Security Agreement Counterpart" means the Counterpart attached as Exhibit VI to the Security Agreement.

              "Seller" means BAE Systems Aerospace Electronics Inc.

              "Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

              "Subordinated Indebtedness" means any Indebtedness of Borrower incurred from time to time and subordinated in right of payment to the Obligations on terms and conditions satisfactory to Administrative Agent.

              "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

              "Subsidiary Guarantor" means any domestic Subsidiary of Borrower that executed and delivered the Subsidiary Guaranty on the Original Closing Date or a counterpart thereto and any domestic Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty from time to time after the Effective Date pursuant to subsection 6.8.

              "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by domestic Subsidiaries of Borrower on the Original Closing Date and from time to time in accordance with subsection 6.8, substantially in the form of Exhibit XIV annexed hereto as confirmed by the Master Confirmation.

              "Subsidiary Guaranty Counterpart" means the Counterpart for Additional Guarantors attached as Exhibit A to the Subsidiary
Guaranty.

              "Supplemental Collateral Agent" has the meaning assigned to that term in subsection 9.1B.

              "Target" has the meaning assigned to that term in the Recitals.

              "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (1) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (i) by the United States, (ii) by any other Governmental Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (iii) by any jurisdiction solely as a result of a present or former connection between such Lender (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced any of the Loan Documents), and (2) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

              "Term Loans" means, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

              "Term Loan Notes" means collectively, the Tranche A
Term Notes and Tranche B Term Notes.

              "Texas Deed of Trust" means the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing
(Texas), executed by Continental Electronics Corporation on the Original Closing Date in favor of the trustee named therein for the benefit of Administrative Agent as beneficiary.

              "Texas Landlord's Consent to Assignment and Estoppel Certificate" means that certain Landlord's Consent to Assignment and Estoppel Certificate by and among Seller and Aberfeldy
Limited Partnership, dated November 1, 2002, relating to the leased property located at 1219 Abrams Road, Richardson, Texas, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Texas Lease Assignment and Assumption Agreement" means that certain Lease Assignment and Assumption Agreement by and among Seller and Newco, dated November 1, 2002, relating to the leased property located at 1219 Abrams Road, Richardson, Texas, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

              "Title Company" means one or more other title insurance companies reasonably satisfactory to Administrative Agent.

              "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the Letter of Credit Usage.

              "Tranche A Term Loan Commitment" means the commitment of a Lender to make a Tranche A Term Loan to Borrower pursuant to subsection 2.1A(i), and "Tranche A Term Loan Commitments" means such commitments of all Lenders in the aggregate.

              "Tranche A Term Loan Exposure" with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche A Term Loans, that Lender's Tranche A Term Loan Commitment, and (ii), after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

              "Tranche A Term Loan Maturity Date" has the meaning assigned to that term in subsection 2.4A(i)

              "Tranche A Term Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(i).

              "Tranche A Term Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on the Effective Date (or any replacements thereof), (ii) any promissory notes of Borrower issued pursuant to the last paragraph of subsection 2.1E relating to any increase in the Tranche A Term Loans made pursuant to subsection 2.1A(iv) and (iii) any promissory notes issued by Borrower pursuant to subsection 10.1B(i) in connection with assignments of the Tranche A Loan Commitments or Tranche A Term Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto.

              "Tranche B Term Loan Commitment" means the commitment of a Lender to make a Tranche B Term Loan to Borrower pursuant to subsection 2.1A(ii), and "Tranche B Term Loan Commitments" means such commitments of all Lenders in the aggregate.

              "Tranche B Term Loan Exposure" with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche B Term Loans, that Lender's Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

              "Tranche B Term Loan Maturity Date" has the meaning assigned to that term in subsection 2.4A(ii).

              "Tranche B Term Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(ii).

              "Tranche B Term Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on the Effective Date (or any replacements thereof), (ii) any promissory notes of Borrower issued pursuant to the last paragraph of subsection 2.1E relating to any increase in the Tranche B Term Loans made pursuant to subsection 2.1A(iv) and (iii) any promissory notes issued by Borrower pursuant to subsection 10.1B(i) in connection with assignments of the Tranche B Loan Commitments or Tranche B Term Loans of any Lenders, in each case substantially in the form of Exhibit VI annexed hereto.

              "Transactions" has the meaning assigned to that term in the Recitals.

              "Transaction Costs" means the fees, costs and expenses payable by Borrower on or before the Effective Date in connection with the transactions contemplated by the Loan Documents.

              "T-S Holding" means T-S Holding Corporation, a Texas corporation.

              "Type" means, with respect to any Loan, a Term Loan, or a Revolving Loan (each of which is a "Type" of Loan).

              "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

              "Unfunded Benefit Liability" has the meaning assigned to that term in subsection 5.11D.

              "Veritas" means The Veritas Capital Fund, L.P.

              "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

              Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 6.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

         1.3  Other Definitional Provisions and Rules of Construction.

              A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

              B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

              C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

              D.   Each of the parties hereto acknowledges that
(i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement,
(iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

              E. (i) Any reference in this Agreement or any other Loan Document to any agreement means such agreement as it may be amended, restated, supplemented or otherwise modified from time to time; (ii) any reference in this Agreement or any other Loan
Document to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented or otherwise modified from time to time, and shall include any rule or regulation promulgated thereunder; and (iii) any reference in this Agreement or any other Loan Document to a Person shall include the successor or assignee of such Person.

Section 2.    AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

       2.1    Commitments; Making of Loans; Optional Notes.

              A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii).

              (i)  Tranche A Term Loans.  Borrower acknowledges that
     Tranche A Term Loans in an aggregate amount of $40,000,000 were advanced to Borrower on the Original Closing Date. The aggregate amount of the Tranche A Term Loans currently outstanding is $37,750,000; provided that the Tranche A Term Loan Commitments of Lenders shall be adjusted to give effect to (1) any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.1B and
     (2) any increase in Tranche A Term Loans pursuant to subsection 2.1A(iv). Amounts borrowed under subsection 2.1A(i) of the Existing Credit Agreement and subsequently repaid may not be reborrowed.

              (ii) Tranche B Term Loans. Borrower acknowledges that Tranche B Term Loans in an aggregate amount equal to $45,000,000 were advanced to Borrower on the Original Closing Date (of which $44,775,000 remains outstanding) and only $135,000,000 of Tranche
     B Term Loans will be advanced to Borrower on the Effective Date.
     Each Lender that has an unfunded Tranche B Term Loan Commitment severally agrees to lend to Borrower on the Effective Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitment to be funded on the Effective Date to be used for the purposes identified in subsection 2.5A. Borrower shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) at least one Business Day prior to the Effective Date, requesting a borrowing of the unfunded Tranche B Term Loans. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), and (ii) that such Loans shall be Base Rate Loans. The aggregate amount of the Tranche B Term
     Loan Commitments is $179,775,000; provided that the Tranche B
     Term Loan Commitments of Lenders shall be adjusted to (1) give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B and (2) any increase in Tranche B
     Term Loans pursuant to subsection 2.1A(iv). Each Lender's unfunded Tranche B Term Loan Commitment shall expire immediately and without further action on November 25, 2002 if the unfunded Tranche B Term Loans have not been made on or before that date. Subject to subsection 2.1A(iv), Borrower may make only one borrowing under the unfunded Tranche B Term Loan Commitments.
     Amounts borrowed under this subsection 2.1A(ii) or previously borrowed under the corresponding section in the Existing Credit Agreement and subsequently repaid or prepaid may not be reborrowed.

              (iii) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time after the Effective Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The aggregate original amount of the Revolving Loan Commitments is $45,000,000; provided that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B; and provided further that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to (1) any increase in Revolving Loan Commitments pursuant to subsection 2.1A(iv), and (2) any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B. Each Lender's Revolving Loan Commitment shall expire immediately and without further action on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Loan Commitment shall expire immediately and without further action on November 25, 2002 if the Tranche A Term Loans have not been made on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of the Revolving Loan Commitments then in effect and the Borrowing Base then in effect.

              (iv) Increases of the Term Loans or Revolving Loan Commitments.

                   (a) At the mutual discretion of Borrower and Lead Arranger, Borrower may request in writing at any time during the period from the Effective Date to and including the second anniversary of the Effective Date that (x) the then effective aggregate principal amount of any existing Type or Types of Term Loans be increased, and/or (y) the then effective aggregate principal amount of Revolving Loan Commitments be increased; provided that
              (1) the aggregate principal amount of the increases in Term Loans and/or Revolving Loan Commitments pursuant to this subsection 2.1A(iv) shall not exceed $45,000,000 in the aggregate, (2) Borrower may not make more than three requests for such increases in Term Loans and/or Revolving Loan Commitments and (3) no Event of Default or Potential Event of Default shall have occurred and be continuing or occur as a result of such increases in Term Loans and/or Revolving Loan Commitments. Any request under this subsection 2.1A(iv) shall be submitted by Borrower to Administrative Agent (which shall promptly forward copies to Lenders), specify the proposed effective date and amount of such increase and be accompanied by an Officer's Certificate certifying that no Event of Default or Potential Event of Default exists or will occur as a result of such increase. Borrower shall specify any fees offered to those Lenders (the "Increasing Lenders") that agree to increase the principal amount of their applicable Term Loans or Revolving Loan Commitments, as the case may be, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its applicable Term Loans or Revolving Loan Commitment, as the case may be. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its applicable Term Loans or Revolving Loan Commitment, as the case may be. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the applicable Term Loans or Revolving Loan Commitments, as the case may be, pursuant to this subsection 2.1A(iv). No Lender that elects not to increase the principal amount of its Term Loan or Revolving Loan Commitment, as the case may be, may be replaced in respect of its existing applicable Term Loans or Revolving Loan Commitment, as the case may be, as a result thereof without such Lender's consent.

                   (b) Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase that it is willing to assume. Borrower may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(iv) (each such new lender being a "New Lender"), which New Lender may assume all or a portion of the increase in the aggregate principal amount of the applicable Term Loans or Revolving Loan Commitments, as the case may be. Borrower and Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the applicable Term Loans or Revolving Loan Commitments, as the case may be, among Increasing Lenders and New Lenders.

                   (c) Each New Lender designated by Borrower and reasonably acceptable to Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the aggregate principal amount of the applicable Term Loans or Revolving Loan Commitments.

                   (d) Subject to the foregoing, any increase requested by Borrower shall be effective upon delivery to Administrative Agent of each of the following documents: (i) an originally executed copy of an Instrument of Joinder signed by a duly authorized officer of each New Lender, substantially in the form attached hereto as Exhibit XXIII-A; (ii) a notice to the Increasing
              Lenders and New Lenders, substantially in the form attached hereto as Exhibit XXIII-B, signed by a duly authorized officer of Borrower; (iii) an Officer's Certificate of Borrower, substantially in the form attached hereto as Exhibit XXIII-C; and
              (iv) any other certificates or documents that Administrative Agent shall reasonably request, in form and substance satisfactory to Administrative Agent and shall be in the principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume as increases to the principal amount of their applicable Term Loans or Revolving Loan Commitments, as the case may be, plus (B) the principal amount offered by New Lenders with respect to the applicable Term Loans or Revolving Loan Commitments, as the case may be, in either case as adjusted by Borrower and Administrative Agent pursuant to this subsection 2.1A(iv). Upon effectiveness of any such increase, the Pro Rata Share of each Lender will be adjusted to give effect to the increase in the applicable Term Loans or Revolving Loan Commitments, as the case may be. To the extent that the adjustment of Pro Rata Shares results in losses or expenses to any Lender as a result of the prepayment of any LIBOR Loan on a date other than the scheduled last day of the applicable Interest Period, Borrower shall be responsible for such losses or expenses pursuant to subsection 2.6D.

        B. Borrowing Mechanics. Except for Revolving Loans made on the Effective Date, Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that Revolving
Loans made on any Funding Date as LIBOR Loans with a particular
Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Whenever Borrower desires that Lenders make Revolving
Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or no later than 10:00 a.m. on the proposed Funding Date (in the case of a Base Rate Loan). The
Notice of Borrowing shall specify (i) the proposed Funding Date
(which shall be a Business Day), (ii) the amount and Type of Loans requested, (iii) in the case of any Loans made on the Effective Date, that such Loans shall be Base Rate Loans, (iv) in the case of Revolving Loans not made on the Effective Date, whether such Loans shall be Base Rate Loans or LIBOR Loans,
(v) in the case of any Loans requested to be made as LIBOR Loans, the initial Interest Period requested therefor, and (vi) information about the account of Borrower to be credited.
Revolving Loans may be continued as or converted into Base Rate
Loans and LIBOR Loans in the manner provided in subsection 2.2D.
In lieu of delivering the above-described Notice of Borrowing for any Loan, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent at Administrative Agent's Office no later than 2:00 p.m. (New York City time) on the date such notice was given.

              Neither Administrative Agent, nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Revolving Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Revolving Loans hereunder.

              Borrower shall notify Administrative Agent prior to the funding of any Revolving Loans if any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable
Funding Date, and the acceptance by Borrower of the proceeds of any Revolving Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

              Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable once Administrative Agent receives such notice, and Borrower shall be bound to make a borrowing in accordance therewith.

              C. Disbursement of Funds. Subject to subsection 2.1A(iv), all Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1A or 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that Type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent at the Administrative Agent's Office not later than 2:00 P.M. (New York City time) on the applicable
Funding Date. Except to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Effective Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be wire-transferred to an account of Borrower as specified in the applicable Notice of Borrowing.

              Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate
Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

              D.   The Register.

              (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

              (ii) Administrative Agent shall record in the Register the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment and Revolving Loan Commitment and the Tranche A Term Loans,
     Tranche B Term Loans and Revolving Loans from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Term Loan or Revolving Loans of each Lender. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans.

              (iii) Each Lender may record on its internal records (including the Notes held by such Lender) the amount of the Tranche A Term Loans, Tranche B Term Loans and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans; and provided further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern (absent manifest error).

              (iv) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

              (v) Borrower hereby designates CIBC to serve as Borrower's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Borrower hereby agrees that, to the extent CIBC serves in such capacity, CIBC and its officers, directors, employees, agents and Affiliates shall constitute
     Indemnitees for all purposes under subsection 10.3.

              E. Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date or at any time thereafter, Borrower shall execute and deliver on the Effective
Date or within three Business Days after receipt of a written request therefor, to each Lender (or to Administrative Agent for that Lender if requested by such Lender) (a) a Tranche A Term
Loan Note substantially in the form of Exhibit V annexed hereto to evidence that Lender's Tranche A Term Loan, in the principal amount of that Lender's Tranche A Term Loan and with other appropriate insertions, (b) a Tranche B Term Loan Note substantially in the form of Exhibit VI annexed hereto to evidence that Lender's Tranche B Term Loan, in the principal amount of that Lender's Tranche B Term Loan and with other appropriate insertions, and (c) a Revolving Note substantially in the form of Exhibit VII annexed hereto to evidence that Lender's
Revolving Loans, in the principal amount of that Lender's
Revolving Loan Commitment and with other appropriate insertions;
provided that any Existing Lender requesting a Note must deliver any Note or Notes issued in its favor under the Existing Credit
Agreement or deliver an affidavit satisfactory to Administrative
Agent stating that such Note or Notes have been lost and providing for indemnification prior to delivery of a new Note hereunder.

              Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authorization or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

              If Borrower increases the aggregate principal amount of the Term Loans or Revolving Loan Commitments, as the case may be, pursuant to subsection 2.1A(iv), Borrower shall issue replacement Term Notes or Revolving Notes, as the case may be, to each Increasing Lender (or to Administrative Agent for such Increasing Lender) that requests a Note in accordance with terms hereof and new Term Notes or Revolving Notes, as the case may be, to each New Lender (or to Administrative Agent for such New Lender) that requests a Note in accordance with terms hereof.

       2.2    Interest on the Loans.

        A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or Adjusted LIBOR.
The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term
Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

              Subject to the provisions of subsections 2.2E and 2.7, the Tranche A Term Loans, the Tranche B Term Loans and the
Revolving Loans shall bear interest through maturity as follows:

              (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin for such Type of Loans; or

              (ii) if a LIBOR Loan, then at the sum of Adjusted LIBOR plus the Applicable LIBOR Margin for such Type of Loans.

              Upon delivery of a Margin Determination Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(xvi), the Applicable Base Rate Margin and Applicable LIBOR Margin shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the 60th day after the end of the Fiscal Quarter to which the financial results contained in the Margin Determination
Certificate relate; provided that (1) at any time a Margin Determination Certificate is not delivered at the time required pursuant to subsection 6.1(xvi) and in all events until the first Margin Determination Certificate is required to be delivered pursuant to subsection 6.1(xvi), from the time such Margin Determination Certificate was required to be delivered until delivery of such Margin Determination Certificate, the Applicable Base Rate Margin shall be 2.00% for the Revolving Loans and the Tranche A Term Loans and 3.00% for the Tranche B Term Loans, and the Applicable LIBOR Margin shall be 3.00% for the Revolving
Loans and the Tranche A Term Loans and 4.00% for the Tranche B
Term Loans, and (2) if a Margin Determination Certificate erroneously indicates an applicable margin more favorable to Borrower than should be afforded by the actual calculation of the Consolidated Total Leverage Ratio, Borrower shall promptly pay additional interest and letter of credit fees to correct for such error.

              B. Interest Periods. In connection with each LIBOR Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, either a one, two, three, six or, if provided by a Lender willing to do so, twelve month period; provided that:

              (i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

              (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

              (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

              (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection
     2.2B, end on the last Business Day of a calendar month;

              (v) no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond March 4, 2007, no
     Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond March 4, 2008, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

              (vi) no Interest Period with respect to any Type of Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of such Type of Term Loans, unless the sum of (a) the aggregate principal amount of such Type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Type of Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Type of Term Loans on such date;

              (vii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of Revolving Loans that are LIBOR Loans with Interest
     Periods expiring on or before such date plus (c) the excess of the Revolving Loan Commitments then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitments that is scheduled to occur on such date;

              (viii) there shall be no more than eight Interest Periods outstanding at any time; and

              (ix) if Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

              C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity) provided that if any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate
Loans (or, if earlier, at final maturity).

              D.    Conversion or Continuation.

	      (i) Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, in each case in the applicable Minimum Amount therefor, or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

              (ii) Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 AM (New York City time) at least three Business Days in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). With respect to any LIBOR
     Loan, if Borrower fails to deliver a Notice of Conversion/Continuation as described above or if any proposed conversion/continuation under this subsection 2.2D is not permitted hereunder, Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan on the last day of the then-expiring Interest Period.

              (iii) A Notice of Conversion/Continuation shall specify
     (a) the proposed conversion/continuation date (which shall be a Business Day), (b) the amount and Type of the Loan to be converted/continued, (c) the nature of the proposed conversion/continuation, (d) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period, and
     (e) in the case of a conversion to, or a continuation of, a LIBOR Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D, provided that Administrative Agent shall receive a Notice of Conversion/Continuation to confirm such telephonic notice no later than 2:00 P.M. (New York City time) on the day on which such telephonic notice is given. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or electronic mail (or by telephone promptly confirmed by telefacsimile or electronic mail) to each Lender.

              (iv) Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized Officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

              (v) Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a notice of a proposed conversion to, or continuation of, a LIBOR Loan (whether by delivery of a Notice of Conversion/Continuation or telephonic notice) shall be irrevocable once Administrative Agent receives such notice, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

              E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans that are Base Rate Loans); provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base
Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

              F. Computation of Interest. Interest on the Loans and other Obligations shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day year, and (ii) in the case of LIBOR Loans and other Obligations (other than Base Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

              G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

       2.3    Fees.

              A. Revolving Loan Commitment Fees. Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share of the Revolving Loan Commitments, commitment fees for the period from and including the Effective Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans plus (ii) the Letter of Credit Usage multiplied by one half of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each Fiscal Year commencing on the first such date to occur after the Effective Date, and on the Revolving Loan Commitment Termination Date.

              B.   Other Fees.  Borrower agrees to pay to Lead
Arranger and Administrative Agent such fees in the amounts and at the times separately agreed upon among Borrower, Lead Arranger and Administrative Agent.

     2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

            A.    Scheduled Payments of Term Loans.

            (i) Scheduled Payments of Tranche A Term Loans. Borrower shall make principal payments on the Tranche A Term Loans in installments on the last Business Day of each of the months and in the amounts set forth below:

     DATE                                       SCHEDULED REPAYMENT
     December, 2002                                  $1,125,000
     March, 2003                                     $1,125,000
     June, 2003                                      $1,437,500
     September, 2003                                 $1,437,500
     December, 2003                                  $1,437,500
     March, 2004                                     $1,437,500
     June, 2004                                      $2,000,000
     September, 2004                                 $2,000,000
     December, 2004                                  $2,000,000
     March, 2005                                     $2,000,000
     June, 2005                                      $2,562,500
     September, 2005                                 $2,562,500
     December, 2005                                  $2,562,500
     March, 2006                                     $2,562,500
     June, 2006                                      $2,875,000
     September, 2006                                 $2,875,000
     December, 2006                                  $2,875,000
     March, 2007 or the
     Tranche A Term Loan Maturity Date,              $2,875,000
        whichever is earlier


                                 Total:             $37,750,000

; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than March 4, 2007 (the "Tranche A Term Loan Maturity Date"), and the final installment payable by Borrower in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Tranche A Term Loans; and provided, further that if the aggregate principal amount of the Tranche A Term Loans is increased pursuant to subsection 2.1A(iv), then each scheduled principal repayment to be made after such increase becomes effective shall be increased by an amount equal to (a) the aggregate principal amount of the increase in the Tranche A Term Loans pursuant to subsection 2.1A(iv) multiplied by (b) an amount equal to (x) such scheduled repayment amount divided by (y) the aggregate principal amount of the Tranche A Term Loans to be repaid immediately prior to giving effect to the increase in the Tranche A Term Loans made pursuant to subsection 2.1A(iv).

              (ii)  Scheduled Payments of Tranche B Term Loans.
     Borrower shall make principal payments on the Tranche B Term Loans in quarterly installments equal to $450,000 on the last Business Day of each March, June, September and December of each Fiscal Year commencing on December 31, 2002, and ending on March 4, 2008; provided that the scheduled installments of principal of the Tranche B Term Loans shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than March 4, 2008 (the "Tranche B Term Loan Maturity
     Date"), and the final installment payable by Borrower in respect of the Tranche B Term Loans on such date shall be in an amount sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Tranche B Term Loans; and provided, further that if the aggregate principal amount of the Tranche B Term Loans is increased pursuant to subsection 2.1A(iv), then each scheduled principal repayment to be made after such increase becomes effective shall be increased by an amount equal to
     (a) the aggregate principal amount of the increase in the Tranche
     B Term Loans pursuant to subsection 2.1A(iv) multiplied by (b) an amount equal to (x) such scheduled repayment amount divided by
     (y) the aggregate principal amount of the Tranche B Term Loans to be repaid immediately prior to giving effect to the increase in the Tranche B Term Loans made pursuant to subsection 2.1A(iv).

              B. Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

              (i) Voluntary Prepayments. Borrower may, upon not less than one Business Day's irrevocable prior written notice, in the case of Base Rate Loans, and three Business Days' irrevocable prior written notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required (which written notice Administrative Agent will promptly transmit by telefacsimile or electronic mail to each Lender), and any Tranche A Term Loans, Tranche B Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided, however, that any LIBOR Loan may be prepaid on a day other than the expiration of the Interest Period applicable thereto, only if Borrower pays the amounts due pursuant to subsection 2.6D caused by such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.
     Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

              (ii) Voluntary Reductions of Revolving Loan Commitments. Borrower may, upon not less than five Business Days' irrevocable prior written notice to Administrative Agent (which written notice Administrative Agent will promptly transmit by telefacsimile or electronic mail to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Borrower's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan
     Commitments shall be effective on the date specified in Borrower's notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

              (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                    (a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall either (1) prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds for such Fiscal Year exceed $1,000,000, deliver to Administrative Agent an Officer's Certificate setting forth
              (x) that portion of such Net Asset Sale Proceeds that Borrower or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Borrower and its Subsidiaries within 180 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes. Pending any such reinvestment, such Net Asset Sale Proceeds shall be held in the Collateral Account pledged to Administrative Agent for the ratable benefit of Lenders. In addition, Borrower shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans (and/or the Revolving Loan Commitments shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds.

                    (b) Prepayments and Reductions from Net Insurance/ Condemnation Proceeds. No later than the first Business Day following the date Borrower or any of its Subsidiaries is required to prepay the Loans in accordance with the provisions of subsection 6.4C with Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                    (c)  Prepayments and Reductions Due to Reversion of
              Surplus Assets of Pension Plans. On the date of return to Borrower or any of its Subsidiaries or any surplus assets of any Pension Plan of Borrower or any of its Subsidiaries, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount (such amount being the "Net Pension Proceeds") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof.

                    (d) Prepayments and Reductions Due to Issuance of Equity Securities. On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Borrower or of any Subsidiary of Borrower or from any capital contribution to Borrower by any holder of Capital Stock thereof after the Effective Date (other than, provided that no Potential Event of Default or Event of Default shall have occurred and be continuing at such time, proceeds from the issuance of Capital Stock or from capital contributions to pay for acquisitions permitted pursuant to subsection 7.7), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 25% of such Net Securities Proceeds.

                    (e)  Intentionally Deleted.

                    (f) Prepayments and Reductions from Consolidated Excess Cash Flow. If there is Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2002), Borrower shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans (but the Revolving Loan Commitment shall not be permanently reduced) in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow, provided, however if the Consolidated Total Leverage Ratio as of the most recent fiscal quarter then ended is less than 2.50:1.00, Borrower shall not be required to make such prepayment.

                    (g) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(b) - 2.4B(iii)(f), Borrower shall deliver to Administrative Agent and Lenders an Officer's Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Pension Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. If Borrower subsequently determines that the actual Net Proceeds Amount was greater than the amount set forth in such Officer's Certificate (including if any actual taxes to be paid as a result of an Asset Sale is less than the estimated taxes to be paid as a result of such Asset Sale), Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                    (h) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrower shall from time to time prepay first the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the lesser of the Revolving Loan Commitments or the Borrowing Base then in effect and second to cash collateralize any outstanding Letters of Credit.

              (iv)  Application of Prepayments.

                    (a)  Application of Voluntary Prepayments by Type of
              Loans and Order of Maturity. Subject to the provisions of subsection 2.4D, any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied to the Term Loans or the Revolving Loans as specified by Borrower in the applicable notice of prepayment; provided that if Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Term Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof and permanently reduce the Revolving Loan Commitments and third to cash collateralize any outstanding Letters of Credit and permanently reduce the Revolving Loan Commitments to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to reduce the scheduled installments of principal of the Tranche A Term Loans and Tranche B Term Loans set forth in subsections 2.4A(i) and 2.4A(ii) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

                    (b) Application of Mandatory Prepayments by Type of Loans. Unless an Event of Default has occurred and is continuing, any amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Term Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a) - 2.4B(iii)(g) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to cash collateralize any outstanding Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, third, to the extent of any remaining portion of such Applied Amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof (except as provided in subsection 2.4B(iii)(f)). If an Event of Default has occurred and is continuing, any amount required to be applied as a mandatory prepayment shall be applied as set forth in subsection 2.4D.

                    (c) Application of Mandatory Prepayments of Term Loans to Tranche A Term Loans and Tranche B Term Loans and the Scheduled Installments of Principal Thereof. Any amount required to be applied as a mandatory prepayment of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to the Tranche A Term Loans or the Tranche B Term Loans in such manner as Borrower may designate in its Officer's Certificate delivered in connection therewith and shall be applied to scheduled installments of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, (i) in forward order of maturity for the succeeding four quarterly payments and (ii) thereafter, in inverse chronological order of maturity.

                    (d)  Application of Prepayments to Base Rate Loans and
              LIBOR Loans. Considering Tranche A Term Loans, Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

              C.    General Provisions Regarding Payments.

              (i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Administrative Agent's Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Notwithstanding the foregoing, payments of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4B(iii)(a) shall be deemed to have been paid by Borrower on the applicable date or dates such amounts are applied to prepay LIBOR Loans. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative
     Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

              (ii) Application of Payments. Prior to any payments being applied to principal or interest under this Agreement or under the Notes, such payments shall first be applied to any outstanding and payable fees, costs, expenses, indemnities or other amounts (aside from principal or interest due under the Loan Documents), as determined in the reasonable opinion of Administrative Agent.

              (iii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

              (iv) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro
     Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iv), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate
     Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

              (v) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

              (vi) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will use reasonable efforts to make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note; provided, further, that in the event of any inconsistency, the Register shall govern (absent manifest error).

              D. Application of Proceeds of Collateral and Payments after Event of Default.

              Upon the occurrence and during the continuation of an Event of Default, (a) all payments received on account of the Obligations, whether from Borrower, from any Subsidiary Guarantor or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative
Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document), in each case in the following order of priority:

              (i) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation
     (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4,
     10.2 and 10.3 and the other terms of this Agreement and the other Loan Documents;

              (ii) thereafter to the payment of all other Secured Obligations (as defined in such Collateral Document) or Guarantied
     Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii)); and

              (iii) thereafter to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     2.5      Use of Proceeds.

              A. Term Loans. The proceeds of the Term Loans made on the Effective Date shall initially be applied by Borrower to
(a) consummate the Acquisition and (b) pay transaction costs in an amount not to exceed $7,500,000, and thereafter for the purposes set forth in subsection 2.5B.

              B. Increases of Term Loans; Revolving Loans. The proceeds of any Term Loans made after the Effective Date pursuant to subsection 2.1A(iv) and the proceeds of the Revolving Loans shall be applied by Borrower for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Borrower's wholly-owned domestic Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes, including capital expenditures, refinancings, acquisitions and investments made in accordance with the terms hereof.

              C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

     2.6      Special Provisions Governing LIBOR Loans.

            Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

              A. Determination of Applicable Interest Rate. As soon as practicable after 12:00 Noon (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

              B. Inability to Determine Applicable Interest Rate. If Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and
(ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

              C. Illegality or Impracticability of LIBOR Loans. If on any date any Lender shall have determined (which determination shall be final, conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or
(ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender by telefacsimile or electronic mail). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection
2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

              D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Loans when required by the terms of this Agreement.

              E. Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

              F. Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this subsection
2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted
LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had actually been funded in such manner, and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection
2.6 and under subsection 2.7A.

              G. LIBOR Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

     2.7      Increased Costs; Taxes; Capital Adequacy.

     A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), if any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental
Authority (whether or not having the force of law):

              (i) subjects such Lender (or its applicable lending office) to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

              (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of Adjusted LIBOR); or

              (iii)imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B.       Withholding of Taxes.

              (i) Payments to Be Free and Clear. Unless otherwise required by applicable law, all sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

              (ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan
     Documents:

                  (a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

                  (b) Borrower shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                  (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made (including taxes on additional payments made on account of this subsection 2.7B net of any tax benefits received with respect to any Taxes); and

                  (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent and/or other affected parties evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to any Lender under clause (c) above (i) to the extent such additional amount relates to a portion of any sums paid or payable to such Lender under any of the Loan Documents with respect to which such Lender does not act for its own account, or (ii) except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

              (iii) Evidence of Exemption from U.S. Withholding Tax.

                    (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent and to Borrower, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Non-US Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a form W-8BEN, and, in the case of a Non-US Lender that has certified in writing to Administrative Agent that it is not a "bank" (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate (the "Certificate re: Non-Bank Status") of such Non-US Lender certifying that such Non-US Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Borrower, or (iii) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Non-US Lender is not subject to United States withholding tax with respect to any payments to such Non-US Lender of interest payable under any of the Loan Documents.

                    (b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Borrower, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Non-US Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Non-US Lender, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Non-US Lender, together with any information, if any, such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.

                    (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Non-US Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect or if, by virtue of a change in law or regulations, such forms are no longer valid evidence of a person's exemption from withholding tax which is reasonably satisfactory to Borrower, that such Non-US Lender shall promptly
              (1) deliver to Administrative Agent and to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Non-US Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Non-US Lender is not subject to United States withholding tax with respect to payments to such Non-US Lender under the Loan Documents and, as the case may be, that such Non-US Lender does not act for its own account with respect to any portion of any such payments, or
              (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

                    (d) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Non-US Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Non-US Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Non-US Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Borrower of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) if, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Non-US Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Non-US Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     2.8    Obligation of Lenders and Issuing Lenders to Mitigate.

            Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and/or any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing
Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 3.    LETTERS OF CREDIT

       3.1 Issuance of Letters of Credit and Lenders' Purchase of Participations Therein.

              A. Letters of Credit. In addition to Borrower requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii), Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment
Termination Date, that one or more Lenders issue Letters of Credit for the account of Borrower for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, any one or more Lenders may, but (except as provided in subsection
3.1B(iii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1;
provided that Borrower shall not request that any Lender issue
(and no Lender shall issue):

              (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the lesser of the Revolving Loan Commitments or the Borrowing Base then in effect;

              (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $30,000,000;

              (iii) any Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender (but subject to clause (a) above) from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default or Potential Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

              (iv) any Letter of Credit denominated in a currency other than Dollars;

              (v) any Letter of Credit with a face amount of less than $10,000, or any Letter of Credit with a face amount of less than $100,000 if after giving effect to such issuance there shall be more than 15 Letters of Credit outstanding with face amounts of less than $100,000; or

              (vi) any Letter of Credit that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion.

              B.    Mechanics of Issuance.

             (i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York
     City time) at least three Business Days, or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance.
     The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) either the verbatim text of the proposed
     Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit;
     provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 12:00 Noon
     (in the time zone of such office of the Issuing Lender) on such Business Day.

              (ii) Update of Certifications. Borrower shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit if any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

              (iii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, if Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Borrower, and Administrative Agent shall be the Issuing Lender with respect thereto. If Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Borrower, whereupon Borrower may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify Borrower and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto.

              (iv) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested
     Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

              (v) Notification to Lenders. Upon the issuance of or amendment to any Letter of Credit, the applicable Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance or amendment by telefacsimile or electronic mail
     (or by telephone promptly confirmed by telefacsimile or electronic mail). Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender by telefacsimile or electronic mail (or by telephone promptly confirmed by telefacsimile or electronic mail) of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

     C. Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing
Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's
Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

       3.2  Letter of Credit Fees.

            Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

            (i) with respect to each Letter of Credit, (a) a fronting fee, payable to Administrative Agent for the account of the applicable Issuing Lender, equal to 0.125% per annum of the daily amount available to be drawn under such Letter of Credit, and (b) a letter of credit fee, payable to Administrative Agent for the account of those Lenders with a Revolving Loan Commitment, equal to the Applicable LIBOR Margin for Revolving Loans multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on the last Business Day of each March, June, September and December of each Fiscal Year commencing on the first such date to occur after the Effective Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and

             (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause
(i) or (ii) of this subsection 3.2, Administrative Agent shall distribute to each Lender with a Revolving Loan Commitment its Pro Rata Share of such amount.

       3.3    Drawings and Reimbursement of Amounts Paid Under Letters of
              Credit.

              A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

              B. Reimbursement by Borrower of Amounts Paid Under Letters of Credit. If an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Lender on the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such honored drawing plus interest thereon as provided in subsection
3.3D(i) for the period from the date of drawing to the date on which such Revolving Loans are made (the "LC Reimbursement
Amount"); provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Lender prior to 12:00 P.M. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Lender for the LC Reimbursement Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate
Loans on the Reimbursement Date in an amount in Dollars equal to the LC Reimbursement Amount (and Administrative Agent shall promptly give notice thereof to each Lender by telefacsimile or electronic mail or by telephone promptly confirmed by telefacsimile or electronic mail) and (ii) subject to satisfaction or waiver of the conditions specified in subsection
4.2B, Lenders shall, on the Reimbursement Date, make Revolving
Loans that are Base Rate Loans in the LC Reimbursement Amount, the proceeds of which shall be applied directly by Administrative
Agent to reimburse such Issuing Lender in an amount equal to the LC Reimbursement Amount; and provided, further that if for any reason proceeds of Revolving Loans are not received by Administrative Agent on the Reimbursement Date in an amount equal to the LC Reimbursement Amount, Borrower shall reimburse
Administrative Agent, on demand, in an amount in same day funds equal to the excess of (x) the LC Reimbursement Amount over (y) the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B. The Issuing Lender may honor or dishonor any drawing in accordance with the terms of any Letter of Credit without regard to any instruction of the Borrower.

              C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

              (i) Payment by Lenders. If Borrower shall fail for any reason to reimburse any Issuing Lender (or Administrative Agent) as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, Administrative Agent shall promptly notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share of the Revolving Loan Commitment by telefacsimile or by telephone promptly confirmed by telefacsimile. Each Revolving Lender shall make available to Administrative Agent for the account of such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the Administrative Agent's office, not later than 2:00 P.M. (New York City time) on the Business Day notified by Administrative Agent.
     If any Revolving Lender fails to make available to Administrative Agent for the account of such Issuing Lender on such Business Day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Administrative Agent and/or such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C if it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Issuing Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

              (ii) Distribution to Lenders of Reimbursements Received From Borrower. If Administrative Agent for the account of any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, Administrative Agent shall promptly distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Revolving Lender's Pro Rata Share of the Revolving
     Loan Commitment of all payments subsequently received by Administrative Agent for the account of such Issuing Lender from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

              D.    Interest on Amounts Paid Under Letters of Credit.

              (i) Payment of Interest by Borrower. Borrower agrees to pay to Administrative Agent on account of each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to
     (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate
     Loans and (b) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate
     Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

              (ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent for the account of any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) Administrative Agent shall distribute to each Revolving Lender, out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such honored drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) if such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall pay to Administrative Agent for the account of each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Revolving Lender's Pro Rata Share of the Revolving Loan Commitment any interest received by such Issuing
     Lender in respect of that portion of such honored drawing so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other
     Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

      3.4    Obligations Absolute.

              The obligation of Borrower to reimburse each Issuing Lender (or Administrative Agent for the account of each Issuing Lender) for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

              (i) any lack of validity or enforceability of any Letter of Credit;

              (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

              (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

              (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

              (vi) any breach of this Agreement or any other Loan Document by any party thereto;

              (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

              (viii)the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

       provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

       3.5    Indemnification; Nature of Issuing Lenders' Duties.

              A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless Administrative Agent, each Issuing Lender and each other Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Administrative Agent, such Issuing Lender and each other Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing
Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing
Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority
(all such acts or omissions herein called "Governmental Acts").

            B. Nature of Issuing Lenders' Duties. As between Borrower and any Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:
(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;
(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental
Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's or any other
Lender's rights or powers hereunder.

              In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing
Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or any other Lender under any resulting liability to Borrower.

              Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

       3.6    Increased Costs and Taxes Relating to Letters of Credit.

          Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), if any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

              (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

              (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

              (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this
     Section 3 or any Letter of Credit or any participation therein;

          and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 4.    CONDITIONS TO LOANS AND LETTERS OF CREDIT

              The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

       4.1    Conditions to Term Loans and Initial Revolving Loans.

              The obligations of Lenders to make the Term Loans and any Revolving Loans to be made on the Effective Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

              A. Loan Party Documents. On or before the Effective Date, Borrower shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Effective
Date:

              (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Effective Date;

              (ii) Resolutions of the Governing Body of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Effective Date by the secretary or similar Officer of such Person as being in full force and effect without modification or amendment;

              (iii) Signature and incumbency certificates of the Officers of each Loan Party executing the Loan Documents to which it is a party;

              (iv) Executed originals of the Master Confirmation, the First Amendment to Florida Mortgage, the First Amendment to Alabama
     Mortgage, the First Amendment to Texas Deed of Trust, a New
     Mortgage for the Maryland Property, the Deposit Account Control Agreement, the Security Agreement Counterpart, the Subsidiary
     Guaranty Counterpart, the Environmental Indemnity Counterpart and any other Loan Document not already delivered in connection with the March 4, 2002 closing under the Existing Credit Agreement; and

              (v) Such other documents as Administrative Agent may reasonably request.

              B. No Material Adverse Effect. Except as otherwise disclosed in writing to Lenders, since June 30, 2002 no Material Adverse
Effect (in the reasonable opinion of Administrative Agent) shall have occurred.

              C. Fees. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Effective Date referred to in subsection 2.3.

              D.    Corporate and Capital Structure, and Ownership.

              (i) Corporate Structure. The corporate organizational structure of Borrower and its Subsidiaries shall be as set forth on
     Schedule 4.1D annexed hereto.

              (ii) Capital Structure and Ownership. The capital structure and ownership of Borrower and its Subsidiaries shall be as set forth on Schedule 4.1D annexed hereto.

              E. Financial Statements; Pro Forma Financial Statements. On or before the Effective Date, Lenders shall have received from Borrower (i) final audited financial statements of Borrower for the three most recent Fiscal Years for which such financial statements are available; (ii) a final pro forma balance sheet of Borrower as of September 27, 2002; (iii) a final income statement for the most recent of the fiscal years provided pursuant to clause (i), giving pro forma effect to the Transactions, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent; (iv) the most recently available projections of Borrower, which projections shall be in form and substance reasonably satisfactory to Administrative Agent; and (v) a final reconciliation of adjustments for Consolidated EBITDA, in form and substance satisfactory to Administrative Agent.

              F.    Opinions of Counsel to Loan Parties.

              (i) Lenders shall have received originally executed copies of a favorable written opinion of Winston & Strawn, counsel for Loan
     Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Effective
     Date and setting forth substantially the matters in the opinions designated in Exhibit X annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Borrower to such counsel to deliver such opinions to Lenders).

              (ii) Opinions of Nevada Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of the State of Nevada with respect to (a) due formation, valid existence and good standing of the Loan Parties incorporated or organized under the laws of the State of Nevada, and (b) such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

              (iii) Opinions of Other Local Counsel. Delivery to Administrative Agent of all opinions required under subsection 4.1N(iii) relating to the Effective Date Mortgages and opinions of counsel under the laws of the States of Alabama, Florida, Texas and Maryland with respect to (a) the enforceability of the Mortgages, (b) due formation, valid existence and good standing of the Loan Parties incorporated or organized under the laws of the States of Alabama, Florida and Texas, as the case may be, and
     (c) such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

              G. Opinions of Administrative Agent's Counsel. Lenders shall have received originally executed copies of a favorable written opinion of O'Melveny & Myers LLP, counsel to Administrative
Agent, dated as of the Effective Date, substantially in the form of Exhibit XI annexed hereto.

              H. Representations and Warranties; Performance of Agreements. Borrower shall have delivered to Administrative Agent (for delivery to Lenders) an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

              I. Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4B is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4B.

              J. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrower shall have obtained all Governmental Authorizations and all consents of other
Persons, in each case that are necessary or advisable in connection with the Transactions and the other transactions contemplated by the Loan Documents and the continued operation of the business conducted by Borrower and its Subsidiaries in substantially the same manner as conducted by Borrower prior to the Effective Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the Transactions. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

              K.    Consummation of the Acquisition.

              (i) Consummation of Acquisition. The Acquisition shall have been consummated or shall be simultaneously consummated with the transactions contemplated hereunder in accordance with the terms of the Acquisition Agreement, which shall have been executed as of the Effective Date by all parties thereto and the other transactions contemplated by the other Related Agreements shall have been consummated or shall be simultaneously consummated in accordance with their respective terms.

              (ii) Effectiveness. The Acquisition shall have become or will simultaneously become effective in accordance with the terms of the Acquisition Agreement, and the laws of the State of New York;

              (iii)  Acquisition Consideration.  The Acquisition
     Consideration being paid as of the Effective Date shall not exceed $146,000,000 in the aggregate, subject to a post-closing purchase price adjustment pursuant to the terms of the Acquisition Agreement;

              (iv) Transaction Costs. The Transaction Costs shall not exceed $7,500,000, and Administrative Agent shall have received evidence to its satisfaction to such effect.

              (v) Officer's Certificate. Administrative Agent shall have received an Officer's Certificate of Borrower that clauses (i) - (iv) above have been satisfied and stating that Borrower will proceed to consummate the Acquisition upon the making of the initial Loans.

              L. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 6.8, Administrative Agent shall have received evidence satisfactory to it that Borrower and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority Lien in the entire personal and mixed property Collateral. Such actions shall include the following:

              (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents, to the extent any of the information contained in such schedules needs to be updated.

              (ii) Stock Certificates and Instruments. To the extent not previously delivered, delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative
     Agent) representing all Capital Stock evidenced by certificates pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

              (iii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective
     UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

              (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements (or amendments to existing UCC financing statements) and, where appropriate, fixture filings (or amendments to existing fixture filings), duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect or continue the perfection of the security interests created in such Collateral pursuant to the Collateral Documents;

              (v) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets, amendments to cover sheets or other documents or instruments required to be filed with the PTO in order to create, perfect or continue to perfect Liens in respect of any IP Collateral;

              (vi) Deposit Account Control Agreement. Delivery to Administrative Agent of a Deposit Account Control Agreement sufficient to perfect the security interests created in the deposit accounts held at First Union National Bank pursuant to the Collateral Documents; and

              (vii) Instruments of Assignment. To the extent an Existing Instrument of Assignment was not previously executed with respect to any Government Contract, delivery to Administrative Agent of New Instruments of Assignment with respect to each Government Contract of Borrower and its Subsidiaries.

              M.    Environmental Matters.

              (i) Delivery to Administrative of the Environmental Indemnity Counterpart.

                    (ii) Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to each Effective Date Mortgaged Property, which reports shall include (i) with respect to the New Mortgaged Property located at 700 Quince Orchard Road, Gaithersburg, Maryland 20878 (the "Maryland Property"), a Phase I environmental assessment for such New Mortgaged Property which (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the Effective Date by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (c) includes a visual assessment of potentially asbestos-containing materials at such New Mortgaged Property, and (d) includes an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in such Phase I environmental assessments as giving rise to an actual or potential violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (ii) a current compliance review setting forth an assessment of such New Mortgaged Property's current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

              N. Matters Relating to Real Property. Administrative Agent shall have received from Borrower and each applicable Subsidiary:

                    (i) New Mortgages. For each New Mortgaged Property, other than 651 Anchors Street, Fort Walton Beach, Florida (the "New Florida Property") which will be encumbered pursuant to the First Amendment to Florida Mortgage, a fully executed and notarized Mortgage (each, a "New Mortgage"), in proper form for recording in the appropriate place in the applicable jurisdiction, encumbering each Real Property Asset listed in Part A-1 of
     Schedule 5.5B annexed hereto (each such listed Real Property
     Asset, including the New Florida Property, being collectively, the "New Mortgaged Properties").

                    (ii) Amendments to Existing Mortgages. Delivery of the First Amendment to Florida Mortgage, the First Amendment to Alabama Mortgage and the First Amendment to Texas Deed of Trust, each of which shall amend the appropriate Existing Mortgage encumbering each Real Property Asset listed in Part A-2 of Schedule 5.5B
     (collectively, the "Existing Mortgaged Properties").

                    (iii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which an Effective Date Mortgaged
     Property is located with respect to the enforceability of the form(s) of Effective Date Mortgages and any amendments thereto to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

                    (iv)   Title Insurance.  For each New Mortgage and the
     New Florida Property (a) form 1970 ALTA extended coverage mortgagee title insurance policies or unconditional commitments therefor or endorsement to an existing title policy (the "New Mortgage
     Policies") issued by the Title Company with respect to the New
     Mortgaged Properties, in amounts not less than the respective amounts designated therein with respect to any particular New
     Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such New Mortgaged Property vested in such Loan Party and insuring Administrative Agent that the applicable New Mortgages or the First Amendment to Florida
     Mortgage, as the case may be, create valid and enforceable First
     Priority mortgage Liens on the respective New Mortgaged
     Properties encumbered thereby, which New Mortgage Policies (1) shall include the following endorsements to the extent available in the states where the New Mortgaged Properties are located: comprehensive, mechanics' lien, variable rate, street address, separate tax lot, survey, contiguity, zoning (ALTA 3.1), street access, usury, subdivision map act, revolving credit, tie-in, creditors' rights, doing business, first loss and last dollar and any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the New Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title
     Company in connection with the issuance of the New Mortgage
     Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the New Mortgages or the First Amendment to Florida
     Mortgage in the appropriate real estate records;

                    (v) Title Insurance Endorsement. With respect to each title policy issued in connection with the Existing Mortgages (the "Existing Mortgage Policies"), a 110.5 endorsement or other endorsement in form and substance acceptable to the Administrative Agent.

                    (vi) Title Reports. With respect to each New Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Effective Date and satisfactory in form and substance to Administrative Agent;

                    (vii) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the New Mortgage Policies or in the title reports delivered pursuant to subsection 4.1N(v);

                    (viii)Surveys. An as-built survey for the Maryland Property prepared by a surveyor licensed or registered in the state where such New Mortgaged Property is located, which surveys must be sufficient to delete any standard printed survey exception contained in the applicable New Mortgage Policy and otherwise be in form and substance satisfactory to Administrative Agent; and

                    (ix)  Matters Relating to Flood Hazard Properties.
     (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any New Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) if any such Flood
     Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

              O. Matters Relating to Existing Indebtedness of Borrower and its Subsidiaries.

              Administrative Agent shall have received an Officer's Certificate of Borrower stating that, after giving effect to the transactions described in this Agreement, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents) shall consist of (a) the aggregate principal amount set forth on
Part I of Schedule 7.1 of outstanding Indebtedness described in
Part I of Schedule 7.1 annexed hereto and (b) Indebtedness in an aggregate amount not to exceed the amount set forth on Part II of
Schedule 7.1 in respect of Capital Leases described in Part II of
Schedule 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Administrative Agent.

              P. Completion of Proceedings. All corporate and other proceedings, including confirmatory due diligence as provided in the commitment letter from the Lead Arranger and the Administrative Agent to Borrower taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative
Agent may reasonably request.

              Q.    Solvency Assurances.  On the Effective Date,
Administrative Agent and Lenders shall have received an Officer's Certificate of Borrower dated the Effective Date, substantially in the form of
Exhibit XIII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Transactions and the transactions contemplated by the Loan Documents, Borrower and each Subsidiary
Guarantor (other than T-S Holding) will be Solvent and Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

              R. No Disruption of Financial Markets. There shall have not occurred any material adverse change in the financial markets or in the financial condition of Borrower, and its Subsidiaries after September 24, 2002, as determined by Administrative Agent in its sole discretion.

              S. Maximum Consolidated Total Leverage Ratios. On the Effective Date, Administrative Agent shall have received an Officer's Certificate executed by the chief financial officer of Borrower, dated the Effective Date, with appropriate attachments, demonstrating that, after giving effect to the consummation of the Transactions and the other transactions contemplated by this Agreement, the Consolidated Total Leverage Ratio does not exceed
3.55:1.00.

              T. Borrowing Base Certificate. On or before the Effective Date, Borrower shall have delivered to Administrative Agent a Borrowing Base Certificate, which shall be satisfactory to Administrative Agent, prepared as of October 31, 2002.

              U. Margin Determination Certificate. On the Effective Date, Administrative Agent shall have received a Margin Determination
Certificate dated as of the Effective Date.

       4.2    Conditions to All Loans.

              The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

              A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower.

              B.     As of that Funding Date:

              (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that if a representation and warranty is qualified as to materiality, then with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition.

              (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

              (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

              (iv) No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

              (v) Borrower shall have delivered such other certificates or documents that Administrative Agent shall reasonably request, in form and substance satisfactory to Administrative Agent;

              (vi) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve
     System; and

              (vii) There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that has not been disclosed by Borrower in writing pursuant to subsection 5.6 or 6.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

       4.3    Conditions to Letters of Credit.

              The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) and the renewal of any Letter of Credit hereunder is subject to the following conditions precedent:

              A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

              B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), a Notice of Issuance (or a facsimile copy thereof) in each case signed by a duly authorized
Officer of Borrower, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

              C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.    BORROWER'S REPRESENTATIONS AND WARRANTIES

              In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit and the renewal of any Letter of Credit hereunder, that the following statements are true, correct and complete:

        5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

              A. Organization and Powers. Each Loan Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 4.1D annexed hereto. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Newco has the requisite power and authority to consummate the Acquisition.

              B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material
Adverse Effect.

              C. Conduct of Business. Borrower and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 7.13.

              D. Subsidiaries. All of the Subsidiaries of Borrower and their jurisdictions of organization are identified in Schedule 4.1D annexed hereto, as said Schedule 4.1D may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv).
The Capital Stock of Borrower and each of the Subsidiaries of Borrower identified in Schedule 4.1D annexed hereto (as so supplemented) are duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin
Stock.  Each of the Subsidiaries of Borrower identified in
Schedule 4.1D annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse
Effect. Schedule 4.1D annexed hereto (as so supplemented) correctly sets forth the ownership interest of Borrower and each of the Subsidiaries of Borrower identified therein.

       5.2    Authorization of Borrowing, etc.

              A. Authorization of Borrowing and Acquisition. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto. The consummation of the Acquisition has been duly authorized by all necessary action on the part of Borrower and Newco.

              B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan
Documents and the Acquisition do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, the Organizational Documents of Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other
Governmental Authority binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual
Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders or (v) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other contractual obligation of Borrower or any of its Subsidiaries, which conflicts, breaches or defaults, individually or in the aggregate, could reasonably be expected to have a Material
Adverse Effect or which would impose any liability upon Administrative Agent or any Lenders.

              C. Governmental Consents. Except as disclosed on Schedule 5.8E, the execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the Acquisition and the transactions contemplated by the Loan
Documents do not and will not require registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

              D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

       5.3    Financial Condition.

              Borrower has heretofore delivered to Lenders, at Lenders' request, the financial statements and information required to be delivered pursuant to subsection 4.1E. All such statements, other than pro forma financial statements, were prepared in conformity with GAAP and fairly present the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Loan Party has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Effective Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Effective Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries.

       5.4    No Material Adverse Change; No Restricted Junior Payments.

              Except as otherwise disclosed in writing to Lenders, since June 30, 2002, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

       5.5    Title to Properties; Liens; Real Property; Intellectual
              Property.

              A. Title to Properties; Liens. Borrower and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection
5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

              B. Real Property. As of the Effective Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan
Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. If Borrower or any of its Subsidiaries acquires any additional Real Property Assets after the Effective Date, Borrower shall deliver an updated Schedule
5.5B.

              C. Intellectual Property. As of the Effective Date, Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in or necessary to the conduct of their business. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim except for such claims that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by Borrower or any of its Subsidiaries on the Effective Date are described on
Schedule 5.5C annexed hereto.

       5.6    Litigation; Adverse Facts.

              Except as disclosed on Schedule 5.6, there are no Proceedings (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Governmental Authority (including any Environmental Claims) that are pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

       5.7    Payment of Taxes.

              Except to the extent permitted by subsection 6.3 and except as set forth on Schedule 5.7, all tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceeds, and against which adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries that is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings.

       5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts; Government Contracts.

              A. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

              B. Neither Borrower nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to result in a Material
Adverse Effect.

              C. Schedule 5.8C contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date. All such Material Contracts are in full force and effect and no defaults currently exist thereunder, except for defaults that, individually or in the aggregate, could not reasonably be deemed to have a Material Adverse Effect.

              D. Schedule 5.8D contains a true, correct and complete list of all Government Contracts. Except as otherwise set forth on
Schedule 5.8D, each such Government Contract is assignable to Administrative Agent and Lenders pursuant to the Assignment of Claims Act. No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default with respect to any Government Contract with Borrower or any of its Subsidiaries, and neither Borrower nor any of its Subsidiaries is party to any pending, or to Borrower's or any Subsidiary's knowledge, threatened, suspension, debarment, or termination for default issued by the U.S. government or other adverse U.S.
government action or proceeding in connection with any Government
Contract.

              E. Schedule 5.8E contains a true, correct and complete list of all Government Contracts assigned, transferred or otherwise acquired in connection with the Acquisition and indicates whether or not such Government Contracts require novation.

       5.9    Governmental Regulation.

              Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

       5.10   Securities Activities.

              A. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

              B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

       5.11   Employee Benefit Plans.

              A. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the failure to perform such obligations could not reasonably be expected to have a Material Adverse Effect. Each Employee
Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified, or, to the extent it is not so qualified by reason of a form defect, the remedial amendment period under Internal Revenue Code Section 401(b) within which to correct a disqualifying provision has not yet expired, or to the extent it is not qualified for reasons other than form defects, such defects can be corrected without a Material Adverse Effect.

              B. No ERISA Event has occurred or is reasonably expected to occur.

              C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or, any of its Subsidiaries.

              D.    As of the most recent valuation date for any Pension Plan,
(i) the excess of (a) the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan for purposes of Section 412 of the Internal Revenue Code or Section 302 of ERISA) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (b) the fair market value of the assets of such Pension Plan (the
"Unfunded Benefit Liability"), individually or in the aggregate for all Pension Plans to which Borrower or any of its Subsidiaries have ever contributed, and (ii) the potential liability that Borrower and its Subsidiaries could reasonably be expected to incur as the result of the Unfunded Benefit
Liabilities, individually or in the aggregate, for all Pension
Plans to which neither Borrower nor any of its Subsidiaries has ever contributed, excluding for purposes of such computations any Pension Plans with respect to which assets exceed benefit liabilities, do not exceed $2,000,000.

              E. As of the most recent valuation date of each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries of any of their ERISA
Affiliates for a complete withdrawal from such Multiemployer Plan
(within the meaning of Section 4203 of ERISA), when aggregate with such potential liability for complete withdrawal for all Multiemployer Plans, based on information available pursuant to
Section 4221(e) of ERISA, does not exceed $2,000,000.

       5.12   Certain Fees.

              No broker's or finder's fee or commission will be payable by any Loan Party with respect to this Agreement or any of the transactions contemplated by the Loan Documents, and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

       5.13   Environmental Protection.

       Except as disclosed on Schedule 5.13,

              (i) (x) neither Borrower nor any of its Subsidiaries or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity and (y) none of Borrower's or its Subsidiaries' respective Facilities are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity arising from Borrower's or any of its Subsidiaries' activities or operations;

              (ii) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

              (iii) there are and, to Borrower's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries;

              (iv) Borrower has maintained an environmental health and safety management system for its and each of its Subsidiaries' operations that demonstrates a commitment to environmental compliance and includes procedures for (a) preparing and updating written compliance manuals covering pertinent regulatory areas,
       (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder,
       (c) training employees to comply with applicable environmental requirements and updating such training as necessary, (d) performing regular internal compliance audits of each Facility and ensuring correction of any incidents of non-compliance detected by means of such audits, and (e) reviewing the compliance status of off-site waste disposal facilities;

              (v) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. Nothing in this subsection
       5.13 to the contrary, no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous
       Materials, or any Hazardous Materials Activity, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

              (vi) To Borrower's and each of its Subsidiary's knowledge, all Real Property Assets and all operations of Borrower and its Subsidiaries are in compliance, and have in the last five years been compliance, with Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; and

              (vii) No judicial proceeding or action by any Governmental Authority is pending, or to the knowledge of Borrower and each of its Subsidiaries, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or will be named as a party.

       5.14   Employee Matters.

              There are no collective bargaining agreements covering the employees of Borrower and its Subsidiaries except as set forth on Schedule 5.14. There is no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, and there are no strikes or walkouts in progress, pending or to Borrower's knowledge contemplated relating to any labor contracts to which Borrower or any of its Subsidiaries is a party, relating to any labor contracts being negotiated, or otherwise.

       5.15   Solvency.

              Each Loan Party (other than T-S Holding) is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent. Borrower and its Subsidiaries taken as a whole are and, upon the incurrence of any Obligations by Borrower and its Subsidiaries taken as a whole on any date on which this representation is made, will be, Solvent.

       5.16   Matters Relating to Collateral.

              A.    Creation, Perfection and Priority of Liens.
The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1L, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First
Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing
(but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

              B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent for the benefit of Lenders pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for (a) filings or recordings contemplated by subsection 5.16A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and
(c) with respect to clause (ii) above, for filings required under the Assignment of Claims Act.

              C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent for the benefit of Lenders as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

              D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate
Regulation T, U or X of the Board of Governors of the Federal Reserve
System.

              E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

       5.17   Consummation of the Acquisition.

              The Acquisition has been consummated or will close simultaneously with the transactions contemplated hereby.

       5.18   Accounts Receivable.

              Each Account reflected in the computations included in any Borrowing Base Certificate meets the criteria of the definition of Eligible Account Receivable or Eligible Unbilled Accounts Receivable, except as disclosed in such Borrowing Base Certificate or as disclosed in a timely manner in a subsequent Borrowing Base Certificate or otherwise in writing to Administrative Agent. Borrower has no knowledge of any fact or circumstance not disclosed to Administrative Agent in a Borrowing Base Certificate or otherwise in writing which would impair the validity or collectibility of any Eligible Account Receivable of $50,000 or more or of Eligible Accounts Receivable which (regardless of the individual amount thereof) aggregate $250,000 or more.

       5.19   Inventory.

              All Inventory included in any Borrowing Base
Certificate delivered to Administrative Agent meets the criteria of the definition of Eligible Inventory, except as disclosed in such Borrowing Base Certificate or in a subsequent Borrowing Base Certificate, or as otherwise specifically disclosed in writing to the Administrative Agent.

       5.20   Disclosure.

              No representation or warranty of Borrower or any of its Subsidiaries in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

       5.21   Mortgage Taxes, Etc.

              All mortgage, note, transfer, documentary, stamp, intangible and other similar taxes and impositions which may be required to be paid in connection with the Loans, the Mortgages and the other Loan Documents have been (or concurrently with the closing of the Loans and recording of the Mortgages, will be) paid in full by Borrower.

       5.22   Proceeds of Loan.

              The proceeds of the Loans will be used solely by Borrower for the purposes set forth in Section 2.5.

       5.23   Related Agreements.

         A. Delivery of Related Agreements. Borrower has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

         B. Borrower's Warranties. Except to the extent otherwise set forth herein or in the schedules hereto, each of the representations and warranties given by Seller to Borrower in the Acquisition Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Effective Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth in the schedules to the Acquisition Agreement.

          C. Warranties of Borrower. Subject to the qualifications set forth therein, each of the representations and warranties given by Borrower to Seller in the Acquisition Agreement is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Effective
Date.

Section 6.    BORROWER'S AFFIRMATIVE COVENANTS

              Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

       6.1    Financial Statements and Other Reports.

              Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent and Lenders:

             (i) Monthly Financials: as soon as available and in any event within 30 days after the end of each month, (a) the consolidated and consolidating (consistent with those delivered on a quarterly basis to its shareholders) balance sheet of Borrower and its Subsidiaries as at the end of such fiscal period and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period and (c) a Borrowing
     Base Certificate (provided, however, that a Borrowing Base
     Certificate for the last month of a Fiscal Quarter shall be delivered within 45 days after the end of such month);

             (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, (a) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current
     Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (c) a Borrowing Base
     Certificate;

             (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, (c) in the case of such consolidated financial statements, a report thereon of a nationally recognized "big 5" accounting firm or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (d) and an updated Schedule 5.8C to this Agreement setting forth all of the data required to be set forth in Schedule 5.8C annexed hereto with respect to any Material Contracts entered into during such Fiscal Year;

             (iv) Officer and Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;

             (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (ii),
     (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
     (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection
     6.1 following such change, consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal
     Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

             (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause
     (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

             (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

             (viii)Other Public Disclosures: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority and (c) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

             (ix) Litigation or Other Proceedings: (a) promptly upon, but in any event within five Business Days after, any officer of Borrower obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (including any investigation or inquiry by any Governmental Authority with respect to any Government Contract not previously disclosed in writing by Borrower to Lenders or
     (2) any material development in any Proceeding that, in any case:

                    (x)  if adversely determined, has a
               reasonable possibility of giving rise to a Material Adverse Effect; or

                    (y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Borrower or any of its Subsidiaries equal to or greater than $250,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

             (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

             (xi) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal
     Revenue Service with respect to each Pension Plan; (b) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee
     Benefit Plan as Administrative Agent shall reasonably request;

             (xii) Financial Plans: as soon as practicable and in any event no later than 15 days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast (other than for any discontinued operations) for such Fiscal Year (the "Financial Plan" for such Fiscal Year), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request;

             (xiii) Insurance: (a) as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage required hereunder to be maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding
     Fiscal Year as required hereunder and (b) as soon as practicable after any material change in insurance coverage maintained by Borrower and its Subsidiaries notice thereof to Administrative
     Agent specifying the changes and reasons therefor;

             (xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Borrower;

             (xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Borrower, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in Schedule 4.1D annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 4.1D annexed hereto for all purposes of this Agreement);

             (xvi) Margin Determination Certificate: commencing with the Fiscal Quarter ended June 30, 2003, together with each delivery of financial statements for each Fiscal Quarter (other than each fourth Fiscal Quarter) pursuant to subdivision (ii) above, and within 45 days of the last day of each fourth Fiscal Quarter, a Margin Determination Certificate demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio for the four consecutive Fiscal Quarters ending on the day of the accounting period covered by such financial statements;

             (xvii) Deposit Accounts: promptly upon the opening of any Deposit Account by Borrower or any of its Subsidiaries, a written notice setting forth all of the data required to be set forth in
     Schedule 6.11 annexed hereto with respect to such Deposit
     Account;

             (xviii) Material Contracts; Government Contracts or
     Investigations: promptly upon, and in any event within fifteen Business Days after any Material Contract of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or any new Material Contract is entered into, or, any investigation or inquiry by any Governmental Authority with respect to any Government Contract or any Loan Party, a written statement describing such event with copies of such material amendments or new contracts and an explanation of any actions being taken with respect thereto;

             (xix) Events of Default and Other Defaults: promptly upon, and within five Business Days after, any officer of Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default,
     (b) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any resignation or dismissal of Borrower's independent accountant, (d) of any Change in Control or other event requiring a prepayment of principal on any Subordinated Indebtedness, (e) of any individual or series of related Asset
     Sales, issuances of Capital Stock or receipt of Net Insurance/Condemnation Proceeds aggregating in excess of $500,000, or (f) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

             (xx) Corporate Matters: with reasonable promptness, written notice of (1) any amendment of the articles or certificate of incorporation or by-laws or other constituent documents of Borrower or any of its Subsidiaries, (2) any change in the composition of the board of directors of Borrower or any of its Subsidiaries, and (3) any change in the executive Officers of Borrower or any of its Subsidiaries;

             (xxi) Revisions or Updates to Schedules: should any of the information or disclosures provided on any of the Schedules originally attached to any of the Loan Documents become outdated or incorrect in any material respect, as part of the next quarterly Officer's Certificate required pursuant to subsection 6.1(iv), such revisions or updates to such Schedules as may be necessary or appropriate to update or correct such Schedules, provided that no such revisions or updates to any Schedules shall be deemed to have amended, modified or superseded such Schedules immediately prior to the submission of such revised or updated Schedules, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedules, unless and until the Requisite Lenders in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedules; and

             (xxii) Other Information: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

       6.2    Existence, etc.

              Except as permitted under subsection 7.7, Borrower will, and will cause each of its Subsidiaries (other than T-S Holding) to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 4.1D and all rights and franchises material to its business; provided, however that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or Lenders.

       6.3    Payment of Taxes and Claims; Tax .

              A. Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

              B. Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

       6.4 Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

              A.    Maintenance of Properties.

              (i) Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries (other than any Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

              (ii) Borrower and its Subsidiaries shall (a) prosecute, file and/or make (i) all applications relating to the Intellectual
     Property owned, held or used by Borrower or its Subsidiaries that is pending as of the date of this Agreement, (ii) all registrations of any existing or future unregistered or copyrightable works and (iii) all Trademark opposition and cancellation proceedings and renewal Trademark Registrations and Copyright Registrations and (b) do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property, except in each case under clause (a) or clause (b) where the failure could not reasonably be expected to have a Material Adverse Effect. Any expenses incurred in connection therewith shall be borne solely be Borrower and its Subsidiaries.

              B. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts
(giving effect to self-insurance, to the extent companies of similar size and in similar businesses self-insure), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained
(i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, covering such risks and having other terms and conditions as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and
(b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $500,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

              C.    Application of Net Insurance/Condemnation Proceeds.

              (i) Business Interruption Insurance. Upon receipt by Borrower or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or no Potential Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation
     Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net
     Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

              (ii) Net Insurance/Condemnation Proceeds Received by Borrower. Upon receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, if the Net Insurance/Condemnation Proceeds are less than $500,000, Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net
     Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving
     Loan Commitments shall be reduced) as provided in subsection
     2.4B, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing or the Net
     Insurance/Condemnation Proceeds are greater than or equal to $500,000, Borrower shall apply an amount equal to such Net
     Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B. If at any time Administrative Agent reasonably determines (A) that Borrower or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds received, together with funds otherwise available to Borrower for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Borrower or such Subsidiary of such Net Insurance/Condemnation Proceeds (unless during such 180 day period Borrower or such Subsidiary commences such repair, restoration or replacement and diligently pursues the same to completion), then Administrative Agent shall notify Borrower and Borrower shall apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

              (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $500,000, or if and to the extent Borrower would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and if such proceeds are business interruption proceeds constituting Net Insurance/Condemnation Proceeds, Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, or, if such Net Insurance/Condemnation Proceeds are other than from business interruption insurance, Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however, that if at any time Administrative Agent reasonably determines (A) that Borrower or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Borrower for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b).

       6.5    Inspection Rights; Audits of Inventory and Accounts
              Receivable; Lender Meeting.

              A. Inspection Rights. Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and subject to any security clearance requirements imposed by applicable Governmental Authorities. Any Lender, at such
Lender's sole cost and expense, may accompany Administrative
Agent on such visits and inspections.

              B. Audits of Inventory and Accounts Receivable. Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to conduct one audit of all Inventory and accounts receivable of Loan Parties during each twelve-month period after the Effective
Date, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested;
provided that upon the occurrence and during the continuation of an Event of Default or a Potential Event of Default, authorized representatives designated by Administrative Agent shall be permitted to conduct additional audits of all such Inventory and accounts receivable.

              C. Lender Meeting. Borrower will, upon the request of Administrative Agent, participate in a meeting of Administrative
Agent and Lenders once during each Fiscal Year to be held at Borrower's principal offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

       6.6    Compliance with Laws, etc.

              Borrower shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       6.7    Environmental Matters.

              A. Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:

              (i) Environmental Audits and Reports. As soon as practicable following receipt thereof by Borrower or any of its Subsidiaries copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material
     Adverse Effect.

              (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or
     (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material
     Adverse Effect, and (c) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

              (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse
     Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

              (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail
     (a) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (1) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material
     Adverse Effect or (2) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws.

              B. Borrower's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

              (i) Remedial Actions Relating to Hazardous Materials Activities. Borrower shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim. If Borrower or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Borrower or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Borrower's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being diligently contested in good faith and by appropriate proceedings by Borrower or such Subsidiary.

              (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

              C. Environmental Investigations. Borrower agrees that Administrative Agent may, from time to time and in its reasonable discretion, (i) retain, at Borrower's expense, an independent professional consultant (a "Consultant") to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Borrower and
(ii) if (a) Administrative Agent reasonably believes that Borrower has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or 6.7 or that there has been a material violation of Environmental Laws at any Facility or by Borrower or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Borrower or any of its Subsidiaries, Borrower shall only be obligated to use its best efforts to obtain permission for Administrative Agent's Consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right, upon not less than two Business Days' prior written notice, to enter into or onto any Facilities currently owned, leased, operated or used by Borrower or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Borrower and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7C will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that Borrower acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrower's use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Borrower, neither
Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

       6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Effective Date.

              A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. If any Person organized under the laws of the United States or any State thereof or the District of Columbia becomes a direct or indirect domestic Subsidiary of Borrower after the date hereof, Borrower will promptly notify
Administrative Agent of that fact and cause such domestic
Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1L) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such domestic
Subsidiary described in the applicable forms of Collateral
Documents.

              B. Foreign Subsidiaries. If any Person becomes a foreign Subsidiary of Borrower or any Subsidiary after the date hereof, Borrower will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly or indirectly owned by Borrower or a domestic Subsidiary, cause such Subsidiary and the owner of such Subsidiary to execute and deliver to Administrative
Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1L) as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on 65% of the voting Capital Stock and all of the non-voting Capital Stock of such foreign Subsidiary.

              C. Subsidiary Organizational Documents, Legal Opinions, Etc. Borrower shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's
Organizational Documents, together with, if such Subsidiary is a domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar Officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the Officers of such Subsidiary executing such Loan Documents, and (iii) a favorable opinion of counsel to such Subsidiary addressed to Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent and its counsel, as to
(a) the due organization and good standing of such Subsidiary,
(b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters
(including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

       6.9    Matters Relating to Additional Real Property Collateral.

              A. Additional Mortgages, Etc. From and after the Effective Date, if (i) Borrower or any Subsidiary Guarantor acquires any fee interest in real property or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Borrower and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor's or senior lienholder's consent after use of their best efforts (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "Additional Mortgaged Property"),
Borrower or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an "Additional Mortgage"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, documents, title insurance, environmental reports that would have been delivered on the Effective Date if such Additional Mortgaged
Property were a New Mortgaged Property or that may be reasonably required by Administrative Agent, in each case in form and substance satisfactory to Administrative Agent, except that in the case of an Additional Mortgaged Property consisting of a Leasehold Property, a Landlord Consent and Estoppel with respect thereto and evidence that such Leasehold Property is a Recorded
Leasehold Interest shall also be required and with respect to all Additional Mortgaged Properties a survey, which must contain a certification from the surveyor in the form of Exhibit XIX attached hereto.

              B. Real Estate Appraisals. Borrower shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional
Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

              C. Conforming Leasehold Interests. If Borrower or any of its Subsidiaries acquires any Material Leasehold Property, Borrower shall use its commercially reasonable efforts to, or shall use its commercially reasonable efforts to cause such Subsidiary to, cause such Material Leasehold Property to be a Conforming
Leasehold Interest.

       6.10   Intentionally Omitted.

       6.11   Deposit Accounts and Cash Management Systems.

              Borrower shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent. Information regarding these Deposit Accounts, including (a) the name and address of the financial institutions maintaining the Deposit Accounts, and (b) the Deposit Account numbers, are set forth on Schedule 6.11 annexed hereto. Borrower shall not permit any of such Deposit Accounts at any time to have a principal balance in excess of $250,000 unless Borrower or such Subsidiary, as the case may be, has
(i) delivered to Administrative Agent a Deposit Account Control Agreement executed by the financial institution at which such Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges Administrative Agent's security interest in, and sole dominion and control over, such Deposit Account and waives its rights to set-off with respect to amounts in such Deposit Account and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent will have sole dominion and control over such Deposit Account at all times while such agreement is in effect; provided that if Borrower or such Subsidiary is unable to obtain such agreement from such financial institution Borrower shall, or shall cause such Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Borrower or such Subsidiary has obtained such an agreement. Borrower shall not permit the aggregate amount on deposit in all Deposit Accounts of Borrower and of its Subsidiaries (other than Deposit Accounts maintained with Administrative Agent or Deposit Accounts for which a Deposit Account Control Agreement described above has been executed and delivered) at any time to exceed $500,000.

       6.12   Assignment of Claims Act.

       Borrower shall, and shall cause each applicable Subsidiary to, execute any documents or instruments and take such steps or actions reasonably required by Administrative Agent so that all monies due or to become due under any Government Contract will be assigned to Administrative Agent, for the benefit of itself and Lenders, and notice given thereof in accordance with the requirements of the Assignment of Claims Act of 1940, as amended, or any other laws, rules or regulations relating to the assignment of any such contract and monies due or to become due. From and after the Effective Date, within fifteen Business Days after Borrower enters into any Government Contract not listed on
Schedule 5.8D, Borrower shall deliver to Administrative Agent written notice of such entry, together with a copy of the Government Contract (to the extent that Borrower is permitted under the terms thereof and applicable law to deliver a copy thereof), and a New Instrument of Assignment, duly executed by Borrower. If and to the extent that any Government Contract is required by applicable laws to be novated, including any Government Contracts assigned, transferred or otherwise acquired in connection with the Acquisition, Borrower shall promptly submit all documents and information required by the applicable Governmental Authority in connection with such novation and thereafter use its commercially reasonable efforts to promptly cause any such Government Contract to be novated in accordance with applicable laws.

       6.13   Consents to Collateral Assignments.

       On or before the date that is 90 days after the Effective Date, Borrower shall use its commercially reasonable efforts to obtain consents to the collateral assignment of the contracts identified on part II of Schedule 5.8C, in form and substance reasonably satisfactory to Administrative Agent.

       6.14   Solvency.

       Borrower shall at all times be Solvent and Borrower shall cause Borrower and its Subsidiaries, taken as a whole, to be at all times Solvent.

Section 7.    BORROWER'S NEGATIVE COVENANTS

              Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

       7.1    Indebtedness.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

              (i) Borrower may become and remain liable with respect to the Obligations;

              (ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection
     7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent
     Obligations so extinguished;

              (iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness (including in respect of Capital Leases) incurred to provide all or a portion of the purchase price or cost of construction of an asset in an aggregate amount not to exceed $2,500,000 at any one time so long as (i) the principal amount of such Indebtedness when incurred shall not exceed the purchase price or the cost of construction of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

              (iv) Borrower may become and remain liable with respect to unsecured Indebtedness to any Subsidiary Guarantor, and any wholly-owned domestic Subsidiary of Borrower may become and remain liable with respect to unsecured Indebtedness to Borrower or any Subsidiary Guarantor; provided that (a) to the extent the principal amount of such Indebtedness in the aggregate is equal to or greater than $250,000, a Lien on all such intercompany Indebtedness shall be granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

              (v) Borrower and its Subsidiaries may remain liable with respect to Indebtedness outstanding as of the Effective Date as referenced in the financial statements delivered pursuant to subsection 4.1E (and set out more specifically in Schedule 7.1 annexed hereto) and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extensions;

              (vi) Borrower and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding;

              (vii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in the ordinary course of business under documentary letters of credit for the purpose of goods or other merchandise (but not under standby, direct pay or other letters of credit) generally in an aggregate face amount not to exceed $5,000,000; and

              (viii)Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness to sellers or other third Persons in connection with Permitted Acquisitions in an aggregate principal amount not to exceed at any time outstanding $50,000,000; provided such Indebtedness is Subordinated Indebtedness pursuant to a subordination agreement in form and substance reasonably acceptable to Administrative Agent.

       7.2    Liens and Related Matters.

              A. Prohibition on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom or proceeds thereof, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits or proceeds under the UCC or under any similar recording or notice statute, except:

              (i)   Permitted Encumbrances;

              (ii)  Liens granted pursuant to the Collateral Documents;

              (iii) Liens existing on the Effective Date and set forth on
     Schedule 7.2A; provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Effective Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced; and

              (iv) Other Liens on assets acquired with the proceeds of Indebtedness permitted under subsection 7.1(iii) securing such Indebtedness; provided such Liens attach concurrently with or within ten days after the acquisition thereof and only to the asset acquired with the proceeds of such Indebtedness.

              B. Equitable Lien in Favor of Lenders. If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, Borrower or its Subsidiary shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured which provision shall not cure any default that may have occurred and which provision shall be made without prejudice to any rights of Administrative Agent or Lenders with respect to such default; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

              C. No Further Negative Pledges. Neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted by this Agreement.

               D. No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to
(i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Borrower or any other
Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other
Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower, except as provided in this Agreement.

       7.3    Investments; Acquisitions; Joint Ventures.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

              (i) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

              (ii) Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Effective Date in any Subsidiaries of Borrower and Borrower and its wholly-owned
     Subsidiaries may make and own additional equity Investments in their respective wholly-owned Subsidiaries;

              (iii) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

              (iv) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

              (v) Borrower and its Subsidiaries may make Investments in Accounts owing to Borrower or any of its Subsidiaries or any advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

              (vi) Borrower and its Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) in transactions constituting Permitted Acquisitions having a fair market value not in excess of $50,000,000 and continue to own such assets after the acquisition thereof; provided that Borrower shall, and shall cause its Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary;

              (vii) Borrower and its Subsidiaries may make Investments consisting of loans and advances to Officers, directors, employees of Borrower and its Affiliates in an aggregate amount not to exceed $1,000,000 at any time outstanding;

              (viii)Borrower and its Subsidiaries may make Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

              (ix) Borrower and its Subsidiaries may make Investments permitted under subsection 7.7; and

              (x) Borrower and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time
     $7,500,000.

       7.4    Contingent Obligations.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

              (i) Subsidiaries of Borrower may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary
     Guaranty;

              (ii) Borrower may become and remain liable with respect to (i) Contingent Obligations under Hedge Agreements with respect to the Indebtedness under this Agreement in an aggregate notional amount up to the amount of the then-outstanding principal amount of the Indebtedness under this Credit Agreement; and (ii) under other
     Hedge Agreements with respect to Indebtedness entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes in an aggregate notional amount not to exceed at any time $1,000,000;

              (iii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

              (iv) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in an aggregate amount not to exceed $500,000 at any time outstanding in respect of any Indebtedness of Borrower or any of its Subsidiaries permitted by subsection 7.1;

              (v) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in
     Schedule 7.4 annexed hereto;

              (vi) Borrower and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Borrower and its Subsidiaries in respect of all such Contingent
     Obligations shall at no time exceed $500,000; and

              (vii) Borrower may guaranty the obligations of any of its Subsidiaries to the extent Borrower is entitled to incur such obligations under the terms of this Agreement (with any such guaranty reducing Borrower's ability to incur such obligations in a like amount).

       7.5    Restricted Junior Payments.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Borrower may make a Restricted Junior Payment (i) to make dividends payable solely in the same class of Capital Stock of such Person; (ii) any Subsidiary may make a Restricted Junior Payment to Borrower or any Subsidiary Guarantor; and (iii) Borrower may make Restricted Junior Payments to purchase its own Capital Stock, up to an aggregate amount of $10,000,000.

       7.6    Financial Covenants.

              A. Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated
Fixed Charges for any four consecutive Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

                                                Minimum Fixed
            Period                          Charge Coverage Ratio
          ----------                      -------------------------

4th Fiscal Quarter, Fiscal Year 2002             1.25:1.00

1st Fiscal Quarter, Fiscal Year 2003              1.25:1.00
2nd Fiscal Quarter, Fiscal Year 2003              1.25:1.00
3rd Fiscal Quarter, Fiscal Year 2003              1.25:1.00
4th Fiscal Quarter, Fiscal Year 2003              1.20:1.00


1st Fiscal Quarter, Fiscal Year 2004              1.35:1.00
and each Fiscal Quarter thereafter


              B. Maximum Consolidated Total Leverage Ratio. Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

                                            Maximum Consolidated Total
            Period                                Leverage Ratio
      ------------------                   -----------------------------

4th Fiscal Quarter, Fiscal Year 2002                3.75:1.00

1st Fiscal Quarter, Fiscal Year 2003                3.75:1.00
2nd Fiscal Quarter, Fiscal Year 2003                3.75:1.00
3rd Fiscal Quarter, Fiscal Year 2003                3.75:1.00
4th Fiscal Quarter, Fiscal Year 2003                3.75:1.00

1st Fiscal Quarter, Fiscal Year 2004                3.50:1.00
2nd Fiscal Quarter, Fiscal Year 2004                3.50:1.00
3rd Fiscal Quarter, Fiscal Year 2004                3.25:1.00
4th Fiscal Quarter, Fiscal Year 2004                3.25:1.00

1st Fiscal Quarter, Fiscal Year 2005                3.00:1.00
2nd Fiscal Quarter, Fiscal Year 2005                3.00:1.00
3rd Fiscal Quarter, Fiscal Year 2005                3.00:1.00
4th Fiscal Quarter, Fiscal Year 2005                3.00:1.00

1st Fiscal Quarter, Fiscal Year 2006                2.75:1.00
2nd Fiscal Quarter, Fiscal Year 2006                2.75:1.00
3rd Fiscal Quarter, Fiscal Year 2006                2.75:1.00
4th Fiscal Quarter, Fiscal Year 2006                2.75:1.00

1st Fiscal Quarter, Fiscal Year 2007                2.50:1.00
and each Fiscal Quarter thereafter


              C. Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA for the 12 month period ending the last day of each period set forth below to be less than the correlative amount indicated:


            Period                          Minimum Consolidated EBITDA
      ----------------                    ------------------------------

4th Fiscal Quarter, Fiscal Year 2002               $55,000,000

1st Fiscal Quarter, Fiscal Year 2003               $55,000,000
2nd Fiscal Quarter, Fiscal Year 2003               $55,000,000
3rd Fiscal Quarter, Fiscal Year 2003               $55,000,000
4th Fiscal Quarter, Fiscal Year 2003               $55,000,000

1st Fiscal Quarter, Fiscal Year 2004               $57,500,000
2nd Fiscal Quarter, Fiscal Year 2004               $57,500,000
3rd Fiscal Quarter, Fiscal Year 2004               $60,000,000
4th Fiscal Quarter, Fiscal Year 2004               $60,000,000

1st Fiscal Quarter, Fiscal Year 2005               $62,500,000
2nd Fiscal Quarter, Fiscal Year 2005               $62,500,000
3rd Fiscal Quarter, Fiscal Year 2005               $62,500,000
4th Fiscal Quarter, Fiscal Year 2005               $62,500,000

1st Fiscal Quarter, Fiscal Year 2006               $65,000,000
2nd Fiscal Quarter, Fiscal Year 2006               $65,000,000
3rd Fiscal Quarter, Fiscal Year 2006               $65,000,000
4th Fiscal Quarter, Fiscal Year 2006               $65,000,000

1st Fiscal Quarter, Fiscal Year 2007               $67,500,000
and each Fiscal Quarter thereafter



              D. Minimum Consolidated Net Worth. Borrower shall not permit Consolidated Net Worth at any time to be less than the sum of (i) 85% of Consolidated Net Worth on the Effective Date plus (ii) 80% of positive Consolidated Net Income on a cumulative basis since the Effective Date plus (iii) 100% of Net Securities Proceeds on a cumulative basis since the Effective Date.

       7.7    Restriction on Fundamental Changes; Asset Sales.

              Borrower shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Borrower or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person (other than purchases or other acquisitions of Inventory, materials and equipment in the ordinary course of Borrower's, or any of its Subsidiary's, business) except:

              (i) any Subsidiary of Borrower may be merged with or into Borrower or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned
     Subsidiary Guarantor; provided that, (i) in the case of such a merger, Borrower or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person and (ii) in the case of such a liquidation, winding up or dissolution, all of the assets of such wholly-owned Subsidiary Guarantor are transferred to Borrower or a Subsidiary Guarantor that is wholly owned, directly or indirectly, by Borrower or as otherwise expressly permitted under this Agreement;

              (ii) Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

              (iii) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

              (iv) Borrower and its Subsidiaries may make Asset Sales to Persons who are not Affiliates of Borrower and its Subsidiaries of assets having a fair market value not in excess of $1,000,000 in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) the sole consideration received shall be Cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii) or subsection 2.4D;

              (v) In order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

              (vi) Borrower or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

              (vii) Any Person may be merged with or into Borrower or any of its Subsidiaries if the acquisition of the Capital Stock of such Person by Borrower or such Subsidiary would have been permitted pursuant to subsection 7.3(vi) and 7.7; provided that
     (a) in the case of Borrower, Borrower shall be the continuing or surviving Person, (b) if a Subsidiary of Borrower is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Borrower and complies with the provisions of subsection 6.8 and 6.9 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

              (viii)To the extent the sale of the Concho Golf and Country Club located in the State of Arizona pursuant to that certain Amended and Restated Agreement of Sale, dated June 28, 2002, between T-S Holding and Country Club Properties of Concho, Inc.
     is unwound, rescinded or otherwise terminated in any manner, T-S Holding may reacquire title to such property and may further transfer or otherwise dispose of such property in an arm's length transaction to a Person that is not an Affiliate of Borrower or any of its Subsidiaries resulting in Net Asset Sale Proceeds in an amount not less than $500,000;

              (ix) The sale, transfer or other disposition of all or any part of the Mortgaged Property owned by Metric and located at 749 Beal Parkway, Fort Walton Beach, Florida (and Administrative Agent shall release the lien of the Florida Mortgage from the portion of the 749 Beal Parkway property so sold, transferred or disposed) so long as the Net Asset Sale Proceeds resulting therefrom are in an amount not less than $1,800,000 for the entire parcel located at 749 Beal Parkway or a pro rata amount thereof if the transaction involves less than the entire parcel and are used to construct a new facility on a portion of the Mortgaged Property owned by Metric and encumbered by the Florida Mortgage, provided that such construction shall commence within 180 days after Borrower's receipt of the Net Asset Sale Proceeds from such sale, transfer or disposition;

              (x)   consummation of the Acquisition; and

              (xi) the transfer of assets and liabilities of certain operations of Borrower's Subsidiaries as part of a restructuring of any of Borrower's Subsidiaries to the extent that the businesses or the operations being combined are of a similar nature, pursuant to such agreements in form and substance reasonably acceptable to Administrative Agent.

       7.8    Consolidated Capital Expenditures.

              Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (other than those in connection with Permitted Acquisitions made in accordance with subsection 7.3(vi)) in an aggregate amount to exceed $11,000,000 in any Fiscal Year prior to the date that the Loans are indefeasibly paid in full. Upon Administrative Agent's prior written request, Borrower shall provide any information reasonably requested by Administrative Agent regarding any such material Consolidated Capital Expenditure.

       7.9    Sale or Discount of Receivables.

              Except as otherwise permitted in subsection 7.7(v), Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

       7.10   Transactions with Shareholders and Affiliates.

         A. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Borrower or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its wholly-owned domestic Subsidiaries that are Subsidiary Guarantors or between any of its wholly-owned domestic Subsidiaries that are Subsidiary Guarantors, (ii) reasonable and customary fees paid to members of the Governing Bodies of Borrower and its Subsidiaries or (iii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing or would arise as a result thereof, a management fee paid by Borrower to Affiliates of Veritas in an aggregate amount not to exceed $1,500,000 per year.

       7.11   Sales and Lease-Backs

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired in an aggregate amount in excess of $500,000,
(i) that Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any of its Subsidiaries) or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease; provided that Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under clauses (iii) and
(vi) of subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

       7.12   Disposal of Subsidiary Stock.

              Except for any sale of 100% of the Capital Stock of any of its Subsidiaries in compliance with the provisions of clauses
(i), (iv), (vi), and (vii) of subsection 7.7, Borrower shall not:

              (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or

              (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any of its Subsidiaries (including such Subsidiary), except to Borrower, another wholly-owned domestic Subsidiary of Borrower, or to qualify directors if required by applicable law.

       7.13   Conduct of Business.

              From and after the Effective Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Borrower and its Subsidiaries on the Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

       7.14   Intentionally Deleted .

       7.15   Fiscal Year; Tax Election.

              Borrower shall not change its Fiscal Year-end from December 31 unless Administrative Agent and Borrower have agreed to such amendments to the computation of any financial ratio or requirement set forth in any Loan Document that would be affected by such change in Fiscal Year-end that are necessary to preserve the original intent of such financial ratios and requirements (subject to the approval of Requisite Lenders).

       7.16   Restriction on Leases.

              Borrower shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease (other than the intercompany leases between Borrower and its wholly-owned Subsidiaries), unless, immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year do not exceed $8,500,000 in the aggregate.

Section 8.    EVENTS OF DEFAULT

          If any of the following conditions or events ("Events of Default") shall occur:

       8.1    Failure to Make Payments When Due.

              Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within three Business Days after the date due; or

       8.2    Default in Other Indebtedness.

              (i) Failure of Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent
     Obligations with an aggregate principal amount of $250,000 or more, in each case beyond the end of any grace period provided therefor (not to exceed 30 days); or

              (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amount referred to in clause (i) above or
     (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent
     Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent
     Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

       8.3    Breach of Certain Covenants.

              Failure of Borrower to perform or comply with any term or condition contained in subsections 2.5 or 6.1(ix) and 6.1(xix) or 6.2 or Section 7 of this Agreement; or

       8.4    Breach of Warranty.

              Any representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

       8.5    Other Defaults Under Loan Documents.

              Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Borrower or such Loan Party becoming aware of such default or (ii) receipt by Borrower and such Loan Party of notice from Administrative Agent or any Lender of such default; or

       8.6    Involuntary Bankruptcy; Appointment of Receiver, etc.

              (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed;
     or any other similar relief shall be granted under any applicable federal or state law; or

              (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

       8.7    Voluntary Bankruptcy; Appointment of Receiver, etc.

              (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

              (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

       8.8    Judgments and Attachments.

              Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $250,000 (in a case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

       8.9    Dissolution.

              Any order, judgment or decree shall be entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

       8.10   Employee Benefit Plans.

              There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist, as evidenced by the most recent annual valuation, without regard to interim estimated valuations, an amount of Unfunded Benefit Liabilities, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

       8.11   Change in Control.

              A Change in Control shall have occurred; or

       8.12   Invalidity of Loan Documents; Repudiation of Obligations.

              At any time after the execution and delivery thereof,
(i) any Loan Document or any provision thereof shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any commercially reasonable action solely within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

       8.13   Government Contracts and Material Contracts.

         A. (i) There shall be a material default under any material Government Contract or other Material Contract; (ii) a notice of termination shall have been issued under any material Government Contract or other Material Contract; or (iii) a cure notice issued under any material Government Contract or other Material Contract shall remain uncured beyond (x) the expiration of the time period available to Borrower or other Loan Party, as applicable, pursuant to such material Government Contract or other Material Contract and/or such cure notice (as the case may be), to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under the material Government Contract or other Material Contract as a consequence of such default; or

         B. (i) Borrower or any of its Subsidiaries is disbarred or suspended from contracting with any Governmental Authority; (ii) a notice of debarment or suspension has been issued to or received by Borrower or any of its Subsidiaries; or (iii) an investigation or inquiry by any Governmental Authority relating to any Loan Party and involving fraud, deception or willful misconduct shall have been commenced in connection with any material Government Contract or other Material Contract or any Loan Party's activities which, if adversely determined, could reasonable be expected to result in the termination of such material Government Contract or other Material Contract or, with respect to any Loan Party's activities, could reasonably be expected to have a Material Adverse Effect; or

       8.14   Uninsured Damage.

              Any uninsured damage to or losses, theft or destruction of any of the assets of Borrower or any of its Subsidiaries occurs in excess of $3,000,000 in the aggregate; or

       8.15   Failure to Consummate the Transactions.

              The Transactions shall not be consummated in accordance with this Agreement, and in the case of the Acquisition, in accordance with the Acquisition Agreement and the Related
Agreements, prior to or concurrently with the making of the initial Loans, or the Transactions shall be unwound, reversed or otherwise rescinded in whole or in part for any reason; or

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and
(c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of any Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

              Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative
Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

              Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon and, if the Commitments of the Lenders to make Loans and issue or participate in Letters of Credit have been terminated pursuant to clause (ii), such Commitments shall be reinstated only with the approval of each Lender directly affected. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 9.    ADMINISTRATIVE AGENT

       9.1    Appointment.

        A. Appointment of Administrative Agent. CIBC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its administrative agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an Administrative Agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

        B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case
Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other
Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-administrative agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

              If Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

              Should any instrument in writing from Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

       9.2    Powers and Duties; General Immunity.

        A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

        B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan
Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Borrower to Administrative Agent or any Lender in connection with the Loan
Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other
Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan
Documents or as to the use of the proceeds of the Loans the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.
Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding
Loans or the Letter of Credit Usage or the component amounts thereof.

        C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other
Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and
(ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

        D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

       9.3 Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

              Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

       9.4    Right to Indemnity.

              Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and affiliates, to the extent that Administrative Agent or such Person shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

       9.5    Successor Administrative Agent.

        A. Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor
Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

       9.6    Collateral Documents and Subsidiary Guaranty.

              Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be Administrative Agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or any of the Subsidiary Guaranty or (ii) release any Collateral or Subsidiary Guarantor (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2 provided that, in the case of a sale of such item of Collateral or stock referred to in subclause (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as Administrative Agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

       9.7    Administrative Agent May File Proofs of Claim.

              In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of the Subsidiaries of Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

              (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections
     2.3 and 10.2) allowed in such judicial proceeding; and

              (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

          Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.   MISCELLANEOUS

       10.1   Assignments and Participations in Loans and Letters of
              Credit.

         A. General. Subject to subsections 10.1B and 10.1C, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit (or participations in Letters of Credit) or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further, that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); and provided, further, that no such sale, assignment or transfer of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, or participations therein, or the other Obligations owed to such Lender, and such Lender shall remain solely responsible for the performance of such Obligations, and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

         B.   Assignments.

             (i) Amounts and Terms of Assignments. Each Commitment or Loan may (a) be assigned in any amount to another Lender, or to an Affiliate or Approved Fund of the assigning Lender or another
     Lender, with the giving of notice to Borrower and Administrative
     Agent or (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments or Loans of the assigning
     Lender) to any other Eligible Assignee treating any two or more Approved Funds with the same investment advisor as a single
     Eligible Assignee with the consent of Borrower (unless a Potential Event of Default or an Event of Default has occurred and is continuing) and Administrative Agent (which consent of Borrower and Administrative Agent shall not be unreasonably withheld or delayed); provided that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement.
     To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments or Loans or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment
     Agreement, together with a processing and recordation fee of $3,500 and such forms (including an administrative questionnaire if the Eligible Assignee is not a Lender), certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment
     Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan
     Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning
     Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V, Exhibit VI or Exhibit VII annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding
     Term Loans, as the case may be, of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

             (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee (if so required) referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United
     States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent (and if necessary, Borrower) has consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)),
     (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment),
     (b) record the information contained therein in the Register, and
     (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

         C. Participations. Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and
(iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of such Participant, agree to any amendment, modification or waiver that affects such Participant if such amendment, modification or waiver requires the unanimous written consent of all Lenders pursuant to subsection 10.6. Subject to subsection 10.1D, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D, 2.7, and 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B; provided, however, that in no event shall Borrower be obligated to make any payment with respect to such subsections which is greater than the amount that Borrower would have paid to the Lender had no such participation been sold. To the extent permitted by law, if any amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

         D. No Greater Payments to Participants. A Participant shall not be entitled to receive any greater payment under subsections
2.6D, 2.7, and 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A
Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless
Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(iii) as though it were a Lender.

         E. Assignments to Secured Parties and Trustees. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, (a) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any creditor, including any Federal Reserve Bank, as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve
System and any operating circular issued by such Federal Reserve
Bank; provided that (i) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such creditor be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder, (b) any Lender which is a Fund may pledge its Loans and/or Notes to its trustee for the benefit of its investors without consent by or notice to Borrower or Administrative Agent.

         F. Information. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants
(including prospective assignees and participants), subject to subsection 10.19.

         G. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a present view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in such Assignment Agreement are incorporated herein by this reference.

       10.2   Expenses.

              Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for as a result of its due diligence or 6.7C and any audits or reports provided for under subsection 4.1M or 6.5B with respect to Inventory and accounts receivable of Borrower and its Subsidiaries; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and each Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

       10.3   Indemnity.

              In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, counsel, agents, representatives, trustees, advisors and affiliates of Administrative Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

              As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims and Releases), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Transactions or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower or Administrative Agent with respect thereto, and/or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

              To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection
10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

       10.4   Set-Off; Security Interest in Deposit Accounts.

              In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits or other amounts held by any Lender (or any Affiliate of that Lender) for the credit or account of Borrower (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender (or any Affiliate of that Lender) to or for the credit or the account of Borrower and each other Loan Party against and on account of the Obligations of Borrower and each other Loan Party to that Lender (or any Affiliate of that Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder or under any of the other Loan Documents shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

       10.5   Ratable Sharing.

              Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy
Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall
(i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them hereunder; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise (and whether by litigation, demand, settlement or otherwise), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

       10.6   Amendments and Waivers.

              No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or of any of the other Loan Documents, and no consent to any departure by Borrower herefrom or therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; unless otherwise provided elsewhere in this Agreement; provided that in addition:

              (a) any such amendment, modification, termination, waiver or consent which:

              (i) postpones the date or reduces the amount of any scheduled payment of principal of any of the Loans;

              (ii) postpones the date on which any interest or any fees are payable or reduces the amount of any interest or any fees payable hereunder;

              (iii) changes in any manner the definition of "Pro Rata Share", the definition of "Requisite Lenders";

              (iv) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders;

              (v) releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral;

              (vi) releases all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents; or

              (vii) changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6;

              shall be effective only if evidenced by the written concurrence of all Lenders.

              In addition, any release of any Lien granted in favor of Administrative Agent with respect to a material portion of the Collateral shall be effective only if evidenced by the written concurrence of Lenders having or holding not less than 66 2/3% of the sum of the aggregate Tranche A Term Loan Exposures, the Tranche B Term Loan Exposures and the Revolving Loan Exposures of all Lenders.

              In addition,

              (b) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender that is the holder of that Note;

              (c) no amendment, modification, termination or waiver of any provision of subsection 2.1A(i)-2.1A(iii) or of any other provision of this Agreement relating to the Term Loan Commitments or the Revolving Loan Commitments shall increase the Commitments of any Lender over the amount thereof then in effect without the consent of Requisite Lenders and such Lender (it being understood that amendments, modifications or waivers of conditions precedent, representations and warranties, covenants or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender); and

              (d) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement that, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.

              Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle
Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection
10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower. Notwithstanding anything contained herein to the contrary, as among Lenders and Administrative Agent in connection with the exercise of remedies under any of Loan Documents, the written concurrence of Requisite Lenders shall be required for Administrative Agent to execute proxy rights in the election of the board of directors of any Loan Party owning real property or to acquire any ownership interest in real property of any Loan Party.

       10.7   Independence of Covenants.

              All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

       10.8   Notices; Effectiveness of Signatures.

              Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and
(ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. A courtesy copy of any notice delivered to Borrower or any other Loan Party will be delivered to Winston & Strawn, 200 Park Avenue, New York, New York 10166, Attention:
Benjamin M. Polk, Esq., Facsimile No. (212) 294-4700; provided, however, Administrative Agent and Lenders shall no liability for any failure to deliver a courtesy copy to Mr. Polk and any failure to deliver such notice to Mr. Polk shall not affect the validity or effectiveness of any notice delivered to Borrower or any other Loan Party in accordance with the terms of this Agreement.

              Electronic mail may be used to distribute routine communications, such as financial statements and other information; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

              Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

       10.9  Survival of Representations, Warranties and Agreements.

             A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

             B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3, 10.4, 10.17, and
10.18 and the agreements of Lenders set forth in subsections
9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

       10.10  Failure or Indulgence Not Waiver; Remedies Cumulative.

              No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

       10.11  Marshalling; Payments Set Aside.

              Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (whether by litigation, demand, settlement or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

       10.12  Severability.

              In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

       10.13  Obligations Several; Independent Nature of Lenders'
              Rights.

              The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Borrower, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

       10.14  Release of Security Interest or Guaranty.

              Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than to a Subsidiary Guarantor) permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Administrative Agent shall, at such Loan Party's expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct, and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

       10.15  Applicable Law.

              THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED
AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE
OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF
LAWS PRINCIPLES.

       10.16  Successors and Assigns.

              The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of Administrative Agent and Affiliates of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

       10.17  Consent to Jurisdiction and Service of Process.

              ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

              (I)   ACCEPTS GENERALLY AND UNCONDITIONALLY THE
     NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

              (II)  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

              (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

              (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER
     BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND
     OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY
     RESPECT;

              (V)   AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE
     PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING
     PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER
     JURISDICTION; AND

              (VI)  AGREES THAT THE PROVISIONS OF THIS SUBSECTION
     10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

       10.18  Waiver of Jury Trial.

              EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE
OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF
THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE
LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT
MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS
WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE
OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

       10.19  Confidentiality.

              Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower or in any environmental assessment, investigation, analyses or reports obtained pursuant to subsection 6.7C in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent of Borrower, (h) to the extent such information
(i) becomes publicly available other than as a result of a breach of this subsection 10.19, or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries. Notwithstanding anything contained herein to the contrary, Borrower understands and agrees that Administrative Agent and each of the institutions identified as "Lead Arranger" on the title page to this Agreement may make customary disclosures for advertising and "league table" purposes.

       10.20  Lead Arranger

              The institution identified as Lead Arranger on the title page to this Agreement shall not have any obligations, liabilities or duties under this Agreement other than those applicable to a Lender (but only if such institution is a Lender) as such, and no such institution shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such institution in deciding to enter into this Agreement or in taking or not taking any action hereunder.

       10.21  Counterparts; Effectiveness.

              This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument;
signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

          [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                           BORROWER:

                           INTEGRATED DEFENSE TECHNOLOGIES, INC.,
                           a Delaware corporation


                           By: /s/ Robert B. McKeon
                               ----------------------------------
                                   Authorized Signatory


                           Notice Address:
                                Integrated Defense Technologies
                                110 Wynn Drive
                                Huntsville, Alabama 35805
                                Attention: Thomas J. Keenan,
                                President & CEO
                                Facsimile Number: (256) 895-2004

                          With courtesy copies to:

                               Veritas Capital Management,
                               L.L.C.
                               660 Madison Avenue
                               New York, New York 10021
                               Attention: Robert B. McKeon
                               Facsimile Number: (212) 688-9411

                               and

                               Winston & Strawn
                               200 Park Avenue
                               New York, New York 10166
                               Attention: Benjamin M. Polk, Esq.
                               Facsimile Number: (212) 294-4700






                         ADMINISTRATIVE AGENT:

                         CANADIAN IMPERIAL BANK OF COMMERCE, as
                         Administrative Agent


                         By: /s/ Cedric Henley
                             -----------------------------------
                              Cedric Henley
                              Executive Director
                              CIBC World Markets Corp., AS AGENT

                         Notice Address:

                         CANADIAN IMPERIAL BANK OF COMMERCE
                         425 Lexington Avenue
                         New York, New York  10017
                         Attn.:  Agency Services Dept.
                         Facsimile No.: (212) 856-3763

                         With a Copy to:

                         CIBC WORLD MARKETS CORP.
                         10880 Wilshire Boulevard, Suite 1700
                         Los Angeles, California  90024
                         Facsimile No.: (310) 446-3610


                         LENDERS:

                         CIBC INC., as a Lender


                         By: /s/ Cedric Henley
                             -----------------------------------
                              Cedric Henley
                              Executive Director
                              CIBC World Markets Corp., AS AGENT


                         Notice Address:

                         CIBC INC.
                         425 Lexington Avenue
                         New York, New York  10017
                         Attn.: Agency Services Dept.
                         Facsimile No.: (212) 856-3763

                         With a Copy to:

                         CIBC WORLD MARKETS CORP.
                         10880 Wilshire Boulevard, Suite 1700
                         Los Angeles, California  90024
                         Facsimile No.: (310) 446-3610







              AMENDED AND RESTATED CREDIT AGREEMENT

                  Dated as of October 31, 2002

                              among

             INTEGRATED DEFENSE TECHNOLOGIES, INC.,
                          as Borrower,

                   THE LENDERS LISTED HEREIN,
                           as Lenders

                               and

               CANADIAN IMPERIAL BANK OF COMMERCE,
                     as Administrative Agent

                               and

                    CIBC WORLD MARKETS CORP.
                        as Lead Arranger



                        TABLE OF CONTENTS

                                                               Page No.
                                                              ----------

SECTION 1.     DEFINITIONS                                         2
   1.1         Certain Defined Terms                               2
   1.2         Accounting Terms; Utilization of GAAP for
               Purposes of Calculations Under Agreement           37
   1.3         Other Definitional Provisions and Rules of
               Construction                                       37

SECTION 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS         38
   2.1         Commitments; Making of Loans; Optional Notes       38
   2.2         Interest on the Loans                              45
   2.3         Fees                                               49
   2.4         Repayments, Prepayments and Reductions in
               Revolving Loan Commitments; General
               Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under
               Subsidiary Guaranty                                49
   2.5         Use of Proceeds.                                   57
   2.6         Special Provisions Governing LIBOR Loans           57
   2.7         Increased Costs; Taxes; Capital Adequacy           59
   2.8         Obligation of Lenders and Issuing Lenders to
               Mitigate                                           64

SECTION 3.     LETTERS OF CREDIT                                  64
   3.1         Issuance of Letters of Credit and Lenders'
               Purchase of Participations Therein                 64
   3.2         Letter of Credit Fees                              67
   3.3         Drawings and Reimbursement of Amounts Paid
               Under Letters of Credit                            67
   3.4         Obligations Absolute                               70
   3.5         Indemnification; Nature of Issuing Lenders'
               Duties                                             71
   3.6         Increased Costs and Taxes Relating to Letters
               of Credit                                          72

SECTION 4.     CONDITIONS TO LOANS AND LETTERS OF CREDIT          73
   4.1         Conditions to Term Loans and Initial
               Revolving Loans                                    73
   4.2         Conditions to All Loans                            81
   4.3         Conditions to Letters of Credit                    82

SECTION 5.     BORROWER'S REPRESENTATIONS AND WARRANTIES          82
   5.1         Organization, Powers, Qualification, Good
               Standing, Business and Subsidiaries                83
   5.2         Authorization of Borrowing, etc                    84
   5.3         Financial Condition                                84
   5.4         No Material Adverse Change; No Restricted
               Junior Payments                                    85
   5.5         Title to Properties; Liens; Real Property;
               Intellectual Property                              85
   5.6         Litigation; Adverse Facts                          86
   5.7         Payment of Taxes                                   86
   5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts; Government
               Contracts                                          86
   5.9         Governmental Regulation                            87
   5.10        Securities Activities                              87
   5.11        Employee Benefit Plans                             88
   5.12        Certain Fees                                       88
   5.13        Environmental Protection                           89
   5.14        Employee Matters                                   90
   5.15        Solvency                                           90
   5.16        Matters Relating to Collateral                     90
   5.17        Consummation of the Acquisition                    91
   5.18        Accounts Receivable                                91
   5.19        Inventory                                          91
   5.20        Disclosure                                         92
   5.21        Mortgage Taxes, Etc                                92
   5.22        Proceeds of Loan                                   92
   5.23        Related Agreements                                 92

SECTION 6.     BORROWER'S AFFIRMATIVE COVENANTS                   93
   6.1         Financial Statements and Other Reports             93
   6.2         Existence, etc                                     99
   6.3         Payment of Taxes and Claims; Tax                   99
   6.4         Maintenance of Properties; Insurance;
               Application of Net Insurance/ Condemnation
               Proceeds                                           99
   6.5         Inspection Rights; Audits of Inventory and
               Accounts Receivable; Lender Meeting               102
   6.6         Compliance with Laws, etc                         102
   6.7         Environmental Matters                             103
   6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the
               Effective Date                                    105
   6.9         Matters Relating to Additional Real Property
               Collateral                                        106
   6.10        Intentionally Omitted                             107
   6.11        Deposit Accounts and Cash Management Systems      107
   6.12        Assignment of Claims Act                          107
   6.13        Consents to Collateral Assignments                108
   6.14        Solvency                                          108

SECTION 7.     BORROWER'S NEGATIVE COVENANTS                     108
   7.1         Indebtedness                                      108
   7.2         Liens and Related Matters                         109
   7.3         Investments; Acquisitions; Joint Ventures         110
   7.4         Contingent Obligations                            112
   7.5         Restricted Junior Payments                        112
   7.6         Financial Covenants                               113
   7.7         Restriction on Fundamental Changes; Asset
               Sales                                             115
   7.8         Consolidated Capital Expenditures                 117
   7.9         Sale or Discount of Receivables.                  117
   7.10        Transactions with Shareholders and Affiliates     117
   7.11        Sales and Lease-Backs                             117
   7.12        Disposal of Subsidiary Stock                      118
   7.13        Conduct of Business                               118
   7.14        Intentionally Deleted                             118
   7.15        Fiscal Year; Tax Election                         118
   7.16        Restriction on Leases                             119

SECTION 8.     EVENTS OF DEFAULT                                 119
   8.1         Failure to Make Payments When Due                 119
   8.2         Default in Other Indebtedness                     119
   8.3         Breach of Certain Covenants                       119
   8.4         Breach of Warranty                                120
   8.5         Other Defaults Under Loan Documents               120
   8.6         Involuntary Bankruptcy; Appointment of
               Receiver, etc                                     120
   8.7         Voluntary Bankruptcy; Appointment of
               Receiver, etc                                     120
   8.8         Judgments and Attachments                         121
   8.9         Dissolution                                       121
   8.10        Employee Benefit Plans                            121
   8.11        Change in Control                                 121
   8.12        Invalidity of Loan Documents; Repudiation of
               Obligations                                       121
   8.13        Government Contracts and Material Contracts       122
   8.14        Uninsured Damage                                  122
   8.15        Failure to Consummate the Transactions            122

SECTION 9.     ADMINISTRATIVE AGENT                              123
   9.1         Appointment                                       123
   9.2         Powers and Duties; General Immunity               124
   9.3         Representations and Warranties; No
               Responsibility For Appraisal of
               Creditworthiness                                  126
   9.4         Right to Indemnity                                126
   9.5         Successor Administrative Agent                    127
   9.6         Collateral Documents and Subsidiary Guaranty      127
   9.7         Administrative Agent May File Proofs of Claim     128

SECTION 10.    MISCELLANEOUS                                     128
   10.1        Assignments and Participations in Loans and
               Letters of Credit                                 128
   10.2        Expenses                                          132
   10.3        Indemnity                                         133
   10.4        Set-Off; Security Interest in Deposit
               Accounts                                          134
   10.5        Ratable Sharing                                   134
   10.6        Amendments and Waivers                            135
   10.7        Independence of Covenants                         136
   10.8        Notices; Effectiveness of Signatures              136
   10.9        Survival of Representations, Warranties and
               Agreements                                        137
   10.10       Failure or Indulgence Not Waiver; Remedies
               Cumulative                                        137
   10.11       Marshalling; Payments Set Aside                   138
   10.12       Severability                                      138
   10.13       Obligations Several; Independent Nature of
               Lenders' Rights                                   138
   10.14       Release of Security Interest or Guaranty          138
   10.15       Applicable Law                                    139
   10.16       Successors and Assigns                            139
   10.17       Consent to Jurisdiction and Service of
               Process                                           139
   10.18       Waiver of Jury Trial                              140
   10.19       Confidentiality                                   141
   10.20       Lead Arranger                                     141
   10.21       Counterparts; Effectiveness                       142


Signature pages                                                  S-1

                             EXHIBITS

          I          FORM OF NOTICE OF BORROWING
          II         FORM OF NOTICE OF CONVERSION/CONTINUATION
          III        FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
          IV         FORM OF BORROWING BASE CERTIFICATE
          V          FORM OF TRANCHE A TERM NOTE
          VI         FORM OF TRANCHE B TERM NOTE
          VII        FORM OF REVOLVING NOTE
          VIII       Intentionally Deleted
          IX         FORM OF COMPLIANCE CERTIFICATE
          X          FORM OF OPINION OF BORROWER COUNSEL
          XI         FORM OF OPINION OF O'MELVENY & MYERS LLP
          XII        FORM OF ASSIGNMENT AGREEMENT
          XIII       FORM OF FINANCIAL CONDITION CERTIFICATE OF BORROWER
          XIV        FORM OF SUBSIDIARY GUARANTY
          XV         FORM OF SECURITY AGREEMENT
          XVI        FORM OF COLLATERAL ACCESS AGREEMENT
          XVII       FORM OF MORTGAGE
          XVIII      FORM OF ENVIRONMENTAL INDEMNITY
          XIX        FORM OF SURVEYOR'S CERTIFICATE
          XX         FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
          XXI        FORM OF CERTIFICATE OF NON-BANK STATUS
          XXII       FORM OF INSTRUMENT OF ASSIGNMENT
          XXIII-A    FORM OF INSTRUMENT OF JOINDER
          XXIII-B    FORM OF NOTICE TO INCREASING AND NEW LENDERS
          XXIII-C    FORM OF OFFICER'S CERTIFICATE
          XXIV       FORM OF MASTER CONFIRMATION


                            SCHEDULES

          4.1D CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP;
               MANAGEMENT

               I    Corporate Organizational Structure of Loan Parties

               II   Capital Structure of Borrower and its Subsidiaries

          5.5B REAL PROPERTY

               A-1  Owned Real Property Acquired Subsequent to the
                    Original Date

               A-2  Owned Real Property Acquired Prior to the
                    Original Closing Date

               B    Leasehold Properties

          5.5C INTELLECTUAL PROPERTY

          5.6  LITIGATION

          5.7  CERTAIN UNPAID TAXES

          5.8C MATERIAL CONTRACTS

               I    Customer Contracts and Purchase Orders
                    Greater Than $5,000,000 Per Annum

               II   Contracts with Remaining Payments Greater
                    Than $1,000,000

          5.8D GOVERNMENT CONTRACTS; ASSIGNABILITY PURSUANT TO
               ASSIGNMENT OF CLAIMS ACT

          5.8E GOVERNMENT CONTRACTS RELATED TO THE ACQUISITION

          5.11 CERTAIN EMPLOYEE BENEFIT PLANS

          5.13 ENVIRONMENTAL MATTERS

          5.14 COLLECTIVE BARGAINING AGREEMENTS

          6.11 DEPOSIT ACCOUNTS

          7.1  CERTAIN OUTSTANDING INDEBTEDNESS AND CAPITAL LEASE
               OBLIGATIONS

               I    Outstanding Indebtedness

               II   Outstanding Indebtedness In Respect of
                    Capital Leases

          7.2A CERTAIN EXISTING LIENS

          7.4  CONTINGENT OBLIGATIONS